     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 2005
                                                           REGISTRATION NO. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------
                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------
                            CENTERPOINT ENERGY, INC.
             (Exact name of registrant as specified in its charter)

           TEXAS                             4911                   74-0694415
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification No.)

                           --------------------------

                                 1111 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 207-1111

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 RUFUS S. SCOTT
                     VICE PRESIDENT, DEPUTY GENERAL COUNSEL
                        AND ASSISTANT CORPORATE SECRETARY
                                 1111 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 207-1111

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

       GERALD M. SPEDALE                           STEVEN R. LOESHELLE
      BAKER BOTTS L.L.P.                           DEWEY BALLANTINE LLP
910 LOUISIANA, ONE SHELL PLAZA                 1301 AVENUE OF THE AMERICAS
     HOUSTON, TEXAS 77002                        NEW YORK, NEW YORK 10019
        (713) 229-1234                                (212) 259-6160

                           --------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

      If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                                                                 PROPOSED
                                                             PROPOSED MAXIMUM    MAXIMUM
TITLE OF CLASS OF SECURITIES TO BE           AMOUNT TO BE    OFFERING PRICE PER  AGGREGATE OFFERING  AMOUNT OF
REGISTERED                                   REGISTERED      SECURITY(1)         PRICE(1)            REGISTRATION FEE
3.75% Convertible Senior Notes, Series B
due 2023                                    $575,000,000     $1,149.00 (2)       $660,675,000 (2)    $77,762
Common Stock, par value $0.01 per share     (3)              N/A                 N/A                 (4)
Associated Preferred Stock Purchase Rights  (3)              N/A                 N/A                 N/A

      (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended. The price per $1,000 original principal amount of new notes is based on the average high and low prices for the registrant's 3.75% Convertible Senior Notes due 2023 in secondary market transactions from February 28, 2005 through March 4, 2005, as reported to the registrant, and net of an exchange fee of $1.50 for each $1,000 principal amount.

      (2) Exclusive of accrued interest, if any.

      (3) Represents an indeterminate number of shares of common stock and related preferred stock purchase rights that may be issued upon conversion of the new notes registered hereby. Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate number of shares of common stock and related preferred stock purchase rights that may be issued from time to time upon conversion of the new notes in connection with a stock split, stock dividend, recapitalization or similar event or as a result of the anti-dilution provisions of the new notes.

      (4) Pursuant to Rule 457(i) under the Securities Act, no additional filing fee applies with respect to the shares of common stock issuable upon conversion of the new notes because no additional consideration will be received by the registrant in connection with the exercise of the conversion privilege.

                           --------------------------
      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO AMENDMENT, DATED MARCH 8, 2005

PROSPECTUS

                           [CENTER POINT ENERGY LOGO]

                            CENTERPOINT ENERGY, INC.

                                OFFER TO EXCHANGE
      3.75% CONVERTIBLE SENIOR NOTES, SERIES B DUE 2023 AND AN EXCHANGE FEE
                             FOR ALL OUR OUTSTANDING
                     3.75% CONVERTIBLE SENIOR NOTES DUE 2023

THE EXCHANGE OFFER:

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our outstanding 3.75% Convertible Senior Notes due 2023, which we refer to as the old notes, for our 3.75% Convertible Senior Notes, Series B due 2023, which we refer to as the new notes, and an exchange fee. We refer to this offering as the exchange offer. We are conducting the exchange offer in response to the guidance set forth in the newly adopted Emerging Issues Task Force Issue No. 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share." Under that guidance, exchanging old notes for new notes will allow us to exclude the portion of the conversion value of the new notes attributable to their principal amount from our computation of diluted earnings per share from continuing operations. To the extent old notes are not exchanged, that guidance will require us to reflect the entire conversion value of those notes in our computation of diluted earnings per share from continuing operations, which will result in lower diluted earnings per share from continuing operations than would be the case if old notes are exchanged for the new notes.

- Upon our completion of the exchange offer, each $1,000 principal amount of old notes that is validly tendered and not validly withdrawn will be exchanged for $1,000 principal amount of new notes and an exchange fee of $1.50.

- Tenders of old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

- As explained more fully in this prospectus the exchange offer is subject to customary conditions, which we may waive. The exchange offer is also subject to the condition that the registration statement of which this prospectus is a part and any post-effective amendment to the registration statement must be effective under the Securities Act of 1933.

- The exchange offer expires at 5:00 p.m., New York City time, on ,2005, which we refer to as the expiration date, unless extended.

THE NEW NOTES:

The terms of the new notes are substantially identical to the old notes, except for the following modifications:

- Net Share Settlement Upon Conversion. The new notes will require us to settle all conversions for a combination of cash and shares, if any, in lieu of only shares. We will pay cash equal to the lesser of the principal amount of the new notes and their conversion value as determined at the end of the 10 consecutive trading day period beginning on the second trading day immediately following the conversion date. To the extent the conversion value exceeds the principal amount of the new notes, we may, at our option, deliver cash, shares of our common stock, or a combination of cash and shares, having a combined aggregate value equal to such excess amount in settlement of a conversion. The maximum number of shares of our common stock issuable on conversion of the new notes will be shares, based on the initial conversion rate applicable to the new notes, which is subject to adjustment.

- Adjustment to Conversion Rate Upon Certain Change of Control Events. The new notes will provide for an increase in the conversion rate for holders who convert the new notes upon the occurrence of certain change of control events unless the acquirer is a public acquirer (as described in "Description of the New Notes - Adjustment to Conversion Rate Upon Certain Fundamental Changes - Conversion Upon a Public Acquirer Change of Control"), in which case, at our option, the new notes may instead become contingently convertible into the common stock of the public acquirer, subject to the net settlement provisions described in this prospectus.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 14 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            Exclusive Dealer Manager:

                         BANC OF AMERICA SECURITIES LLC

              The date of this exchange offer prospectus is        , 2005.

                                TABLE OF CONTENTS

      You should only rely on the information contained or incorporated by reference in this prospectus. Neither we nor the dealer manager has authorized any other person to provide different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

Where You Can Find More Information.............................................    ii
Cautionary Statement Regarding Forward-Looking Information......................    iv
Summary.........................................................................     1
Risk Factors....................................................................    14
Summary Consolidated Financial Data.............................................    28
Price Range and Dividend History of Our Common Stock............................    31
The Exchange Offer..............................................................    32
Description of the New Notes....................................................    39
Description of Capital Stock....................................................    64
Material United States Federal Income Tax Considerations........................    71
Legal Matters...................................................................    74
Experts.........................................................................    74

This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. See "Where You Can Find More Information." The information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

                            CenterPoint Energy, Inc.
                            Attn: Investor Relations
                                 P.O. Box 4567
                           Houston, Texas 77210-4567
                                 (713) 207-6500

To ensure timely delivery of any of our filings, agreements or other documents,
you must make your request to us no later than       , 2005, which is five days
before the exchange offer will expire at 5:00 p.m., New York City time, on    ,
2005.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov.

      We are "incorporating by reference" into this prospectus information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information deemed to be furnished and not filed with the SEC) will automatically update and supercede information previously included.

      We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (excluding information deemed to be furnished and not filed with the SEC) until this offering is terminated.

- our Annual Report on Form 10-K for the year ended December 31, 2003 ("2003 Form 10-K"),

-     our Quarterly Report on Form 10-Q for the period ended March 31, 2004,

-     our Quarterly Report on Form 10-Q for the period ended June 30, 2004,

-     our Quarterly Report on Form 10-Q for the period ended September 30, 2004,

-     our Current Report on Form 8-K filed January 29, 2004,

-     Item 5 of our Current Report on Form 8-K filed February 12, 2004,

-     our Current Report on Form 8-K filed March 10, 2004,

- our Current Report on Form 8-K filed April 1, 2004, which reports that our subsidiary, CenterPoint Energy Resources Corp., entered into a new credit agreement,

- Item 5 of our Current Report on Form 8-K filed April 1, 2004, which reports the filing of our final true-up application,

-     Item 5 of our Current Report on Form 8-K filed April 22, 2004,

-     our Current Report on Form 8-K filed June 2, 2004,

-     our Current Report on Form 8-K filed July 22, 2004,

-     our Current Report on Form 8-K filed September 21, 2004,

-     our Current Report on Form 8-K filed November 3, 2004,

-     our Current Reports on Form 8-K filed November 9, 2004,

-     our Current Report on Form 8-K filed November 19, 2004,

- our Current Report on Form 8-K filed December 7, 2004 (the "December 7, 2004 Form 8-K"),

-     our Current Report on Form 8-K filed December 13, 2004,

-     our Current Report on Form 8-K filed December 16, 2004,

-     our Current Report on Form 8-K filed December 30, 2004,

-     our Current Report on Form 8-K filed January 26, 2005,

-     our Current Report on Form 8-K filed February 25, 2005, and

- the description of our common stock (including the related preferred share purchase rights) contained in our Current Report on Form 8-K filed September 6, 2002, as we may update that description from time to time.

      Our December 7, 2004 Form 8-K contains the Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Financial Statements and Supplementary Data of CenterPoint Energy, Inc. from our 2003 Form 10-K with revisions to give effect to certain reclassifications necessary to present our electric generation operations as discontinued operations (as a result of the pending sale of these operations announced on July 21, 2004) in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. Actual results may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify our forward-looking statements by the words "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predicts," "projection," "should," "will," or other similar words.

      We have based our forward-looking statements on our management's beliefs and assumptions based on information available at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

      Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements are described under "Risk Factors" beginning on page 14 of this prospectus. Other such factors are described in other documents we file with the SEC and incorporate by reference into this prospectus.

      You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

                                     SUMMARY

      This summary highlights information contained elsewhere in this prospectus or incorporated by reference. This summary does not contain all the information that you should consider before making your decision whether to tender your old notes for exchange. You should read carefully the entire prospectus and the documents incorporated by reference.

      Unless the context requires otherwise, the terms "CenterPoint Energy," "our company," "we," "our," "ours" and "us" refer to CenterPoint Energy, Inc. We refer to our 3.75% Convertible Senior Notes due 2023 as the "old notes." We refer to our 3.75% Convertible Senior Notes, Series B due 2023 offered by this prospectus as the "new notes." We sometimes refer to the old notes and the new notes collectively as the "notes."

                                   OUR COMPANY

      We are a public utility holding company whose indirect wholly owned subsidiaries include:

            - CenterPoint Energy Houston Electric, LLC ("CenterPoint Houston"), which provides electric transmission and distribution services to retail electric providers serving approximately 1.8 million metered customers in a 5,000-square-mile area of the Texas Gulf Coast that has a population of approximately 4.7 million people and includes Houston, and

            - CenterPoint Energy Resources Corp. ("CERC"), which owns gas distribution systems serving approximately 3 million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Through wholly owned subsidiaries, CERC also owns two interstate natural gas pipelines and gas gathering systems, provides various ancillary services, and offers variable and fixed price physical natural gas supplies to commercial and industrial customers and natural gas distributors.

      In July 2004, we announced our agreement to sell our majority owned subsidiary, Texas Genco Holdings, Inc. ("Texas Genco"), to Texas Genco LLC (formerly known as GC Power Acquisition LLC), an entity owned in equal parts by affiliates of The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group. On December 15, 2004, Texas Genco completed the sale of its fossil generation assets (coal, lignite and gas-fired plants) to Texas Genco LLC. Texas Genco's principal remaining asset is its ownership interest in a nuclear generating facility. The final step of the transaction, the merger of Texas Genco with a subsidiary of Texas Genco LLC, is expected to close during the first half of 2005, following receipt of approval from the Nuclear Regulatory Commission.

      We are a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). The 1935 Act and related rules and regulations impose a number of restrictions on our activities and those of our subsidiaries. The 1935 Act, among other things, limits our ability and the ability of our regulated subsidiaries to issue debt and equity securities without prior authorization, restricts the source of dividend payments to current and retained earnings without prior authorization, regulates sales and acquisitions of certain assets and businesses and governs affiliate transactions.

      Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: 713-207-1111).

TRUE-UP PROCEEDING

      Pursuant to the Texas Electric Choice Plan (the Texas electric restructuring law), CenterPoint Houston is permitted to recover certain costs associated with the transition to competitive retail electric markets in Texas. The amount of costs recoverable was determined in a true-up proceeding before the Public Utility Commission of Texas (the Texas Utility Commission). CenterPoint Houston's requested true-up balance was $3.7 billion, excluding interest and net of the retail clawback payable to CenterPoint Houston by a former affiliate. In December 2004, the Texas Utility Commission approved a final order in CenterPoint Houston's true-up proceeding authorizing CenterPoint Houston to recover $2.3 billion including interest through August 31, 2004, subject to adjustments to reflect accrual of interest and payment of excess mitigation credits after August 31, 2004. In January 2005,we appealed certain aspects of the final order seeking to increase the true-up balance ultimately recovered by CenterPoint Houston. Other parties have also appealed the order, seeking to reduce the amount authorized for CenterPoint Houston's recovery. Although we believe we have meritorious arguments and that the other parties' appeals are without merit, no prediction can be made as to the ultimate outcome or timing of such appeals.

                               THE EXCHANGE OFFER

      We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your old notes in the offer, you should read the detailed description of the offer under "The Exchange Offer" for further information.

PURPOSE OF THE EXCHANGE OFFER            We are offering to exchange old notes
                                         for new notes with different terms in
                                         response to Emerging Issues Task
                                         Force Issue No. 04-8, "The Effect of
                                         Contingently Convertible Instruments
                                         on Diluted Earnings per Share,"
                                         which is effective for periods ending
                                         after December 15,2004. EITF No. 04-8
                                         requires that the calculation of
                                         diluted earnings per share reflect
                                         shares issuable under contingently
                                         convertible debt regardless of
                                         whether the contingent feature has
                                         been met. The net share settlement
                                         feature of the new notes allows us to
                                         satisfy our obligation due upon
                                         conversion to holders of the new
                                         notes by paying cash for all or a
                                         portion of the conversion obligation.
                                         Consequently, the new notes will
                                         result in fewer shares included in
                                         the calculation of diluted earnings
                                         per share from continuing operations
                                         on a going-forward basis under EITF
                                         No. 04-8 since exercise of the
                                         conversion feature would result in a
                                         payment of cash, rather than shares,
                                         for the principal amount of the new
                                         notes. By exchanging old notes for
                                         new notes, we will be able to report
                                         a higher diluted earnings per share
                                         on a going-forward basis than if we
                                         had not conducted the exchange offer.
                                         Prior to the adoption of EITF No.
                                         04-8, our reported diluted earnings
                                         per share from continuing operations
                                         for the three months ended March 31,
                                         2004, the six months ended June 30,
                                         2004 and the nine months ended
                                         September 30, 2004 was $0.09,$0.08
                                         and $0.14, respectively. The
                                         retroactive application of EITF No.
                                         04-8 to the old notes had no effect
                                         on diluted earnings per share from
                                         continuing operations for these
                                         periods as the old notes were
                                         antidilutive due to low income from
                                         continuing operations. For a summary
                                         description of the material
                                         differences between the old notes
                                         and the new notes, see "Material
                                         Differences between the Old
                                         Notes and the New Notes."

THE EXCHANGE OFFER AND EXCHANGE          We are offering to exchange $1,000
FEE                                      principal amount of new notes and an
                                         exchange fee of $1.50 for each $1,000
                                         principal amount of old notes accepted
                                         for exchange. You may tender all, some
                                         or none of your old notes.

DECIDING WHETHER TO PARTICIPATE IN THE   We, our officers and directors, the
EXCHANGE OFFER                           dealer manager, the information agent,
                                         the exchange agent and the trustee do
                                         not make any recommendation as to
                                         whether you should tender or refrain
                                         from tendering all or any portion of
                                         your old notes in the exchange offer.
                                         You must make your own decision whether
                                         to tender your old notes in the
                                         exchange offer and, if so, the
                                         aggregate amount of old notes to
                                         tender. You should read this prospectus
                                         and the letter of transmittal and
                                         consult with your advisors, if any, to
                                         make that decision based on your own
                                         financial position and requirements.

CONDITIONS TO THE EXCHANGE OFFER         The exchange offer is subject to
                                         certain customary conditions, which we
                                         may waive, and to the condition that
                                         the registration statement and any
                                         post-effective amendment to the
                                         registration statement covering the new
                                         notes be effective under the Securities
                                         Act of 1933, as amended (the "1933
                                         Act"). See "The Exchange Offer --
                                         Conditions to the Exchange Offer."

EXPIRATION DATE; EXTENSION AND   The exchange offer will expire at 5:00 p.m.,
AMENDMENT                        New York City time, on            , 2005, which
                                 we refer to as the expiration date, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend the expiration date, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the next business day after the previously scheduled expiration of the exchange offer.

                                 We reserve the right to interpret, modify or amend any of the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

WITHDRAWAL OF TENDERS            You may withdraw a tender of your old notes at
                                 any time before the exchange offer expires by
                                 delivering a written notice of withdrawal to
                                 JPMorgan Chase Bank,National Association, the
                                 exchange agent, before the expiration date.  If
                                 you change your mind, you may retender your old
                                 notes by again following the exchange offer
                                 procedures before the exchange offer expires.
                                 In addition, if we have not accepted your
                                 tendered old notes for exchange, you may
                                 withdraw your old notes at any time
                                 after           , 2005.

PROCEDURES FOR EXCHANGE          In order to exchange old notes, you must tender
                                 the old notes together with a properly
                                 completed letter of transmittal and the other agreements and documents described in the letter of transmittal.

                                 If you own old notes held through a broker or other third party, or in "street name," you will need to follow the instructions in the letter of transmittal on how to instruct them to tender the old notes on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this document. We will determine in our reasonable discretion whether old notes have been validly tendered.

                                 Old notes may be tendered by electronic
                                 transmission of acceptance through The
                                 Depository Trust Company's, or DTC's, Automated Tender Offer Program ("ATOP") procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodial entities that are participants in DTC's ATOP must tender old notes through DTC's ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. If you hold old notes through a custodian, you may also comply with the procedures for guaranteed delivery. Please carefully follow the instructions contained in this document on how to tender your securities.

                                 Please see pages 32 through 38 for instructions on how to exchange your old notes.

ACCEPTANCE OF OLD NOTES          We intend to accept all old notes validly
                                 tendered and not withdrawn as of the expiration of the exchange offer and will issue the new notes and pay the exchange fee promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this prospectus and the letter of transmittal. We will accept old notes for exchange after the exchange agent has received a timely book-entry confirmation of transfer of old notes into the exchange
                                     agent's DTC account and, if the old notes have not been tendered through the ATOP procedures, a properly completed and executed letter of transmittal. Our oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent will be considered our acceptance of validly tendered old notes.

OLD NOTES NOT ACCEPTED OR TENDERED   We reserve the right not to accept any of
FOR EXCHANGE                         the old notes tendered. Any old notes not
                                     accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration or termination of this exchange offer. If you do not exchange your old notes in this exchange offer, or if your old notes are not accepted for exchange, you will continue to hold your old notes, you will not receive the exchange fee and you will be entitled to all the rights and subject to all the limitations applicable to the old notes.

ACCRUED INTEREST ON THE OLD NOTES    Interest on the new notes will accrue from
                                     the last interest payment date on which
                                     interest was paid on the old notes. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

RISK FACTORS                         You should carefully consider the matters
                                     described under "Risk Factors," as well as other information set forth or incorporated by reference in this prospectus and in the letter of transmittal.

CONSEQUENCES OF NOT EXCHANGING OLD   The liquidity and trading market for old
NOTES                                notes not tendered in the exchange offer
                                     could be adversely affected to the extent a significant number of the old notes are tendered and accepted in the exchange offer. Holders who do not exchange their old notes for new notes will not receive the exchange fee.

TAX CONSEQUENCES                     The United States federal income tax
                                     consequences of the exchange offer are
                                     unclear. Although there is no authority
                                     directly on point, our counsel is of the opinion that the exchange should not result in a taxable exchange. Accordingly, we intend to take the position that the exchange will not result in a taxable exchange. If the exchange of old notes for new notes constitutes a taxable exchange, you could incur significant adverse tax consequences on the exchange.

                                     See "Material United States Federal Income
                                     Tax Considerations" for a summary of
                                     certain United States federal income tax consequences that may result from the exchange of old notes for new notes.

USE OF PROCEEDS                      We will not receive any cash proceeds from
                                     this exchange offer. Old notes that are
                                     validly tendered and exchanged for new
                                     notes pursuant to the exchange offer will be canceled.

DEALER MANAGER                       Banc of America Securities LLC is the
                                     dealer manager for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

EXCHANGE AGENT                       JPMorgan Chase Bank, National Association
                                     is the exchange agent for this exchange
                                     offer. Its address and telephone numbers are located on the back cover of this prospectus.

INFORMATION AGENT                    MacKenzie Partners, Inc. is the information
                                     agent for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

            MATERIAL DIFFERENCES BETWEEN THE OLD NOTES AND NEW NOTES

       A summary of the material differences between the old notes and new notes is set forth in the table below. The table below is qualified in its entirety by the information contained in this prospectus and the documents governing the old notes and the new notes, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of the new notes, see "Description of the New Notes."

                                  OLD NOTES                  NEW NOTES
                           ------------------------  ---------------------------
NET SHARE SETTLEMENT UPON  Upon conversion of old    Each $1,000 principal
CONVERSION                 notes, we will deliver a  amount new note generally
                           specified number of       will be convertible into
                           shares of our common      cash and, if applicable,
                           stock (other than cash    shares of our common stock.
                           payments for fractional   We refer to the value of
                           shares).                  the settlement amount as
                                                     the conversion value,
                                                     which, for each $1,000
                                                     principal amount new note,
                                                     will be equal to the
                                                     product of (1) the
                                                     applicable conversion rate,
                                                     and (2) the ten trading day
                                                     average closing price of
                                                     our common stock beginning
                                                     on the second trading day
                                                     immediately following the
                                                     day on which the notes are
                                                     submitted for conversion.

                                                     We will deliver the
                                                     conversion value to holders
                                                     as follows: (1) an amount
                                                     in cash (the "principal
                                                     return") equal to the
                                                     lesser of (a) the aggregate
                                                     conversion value of the
                                                     notes to be converted and
                                                     (b) the aggregate principal
                                                     amount of the notes to be
                                                     converted, (2) if the
                                                     aggregate conversion value
                                                     of the notes to be
                                                     converted is greater than
                                                     the principal return, an
                                                     amount equal to such
                                                     aggregate conversion value
                                                     less the principal return
                                                     (the "net share amount"),
                                                     at our option, in whole
                                                     shares (the "net shares"),
                                                     determined as set forth
                                                     below, in cash or in a
                                                     combination thereof, and
                                                     (3) an amount in cash in
                                                     lieu of any fractional
                                                     shares of common stock. We
                                                     will pay cash and deliver
                                                     the net shares, if any, as
                                                     promptly as practicable
                                                     after determination of the
                                                     net share amount, but in no
                                                     event later than three
                                                     business days thereafter.
                                                     The amount of cash and
                                                     number of net shares, if
                                                     any, to be paid

                                  OLD NOTES                  NEW NOTES
                           ------------------------  ---------------------------
                                                     will be determined by
                                                     dividing the net share
                                                     amount by the ten trading
                                                     day average closing price
                                                     of our common stock
                                                     beginning on the second
                                                     trading day immediately
                                                     following the day on which
                                                     the notes are submitted for
                                                     conversion. For more
                                                     information regarding our
                                                     cash payment obligation
                                                     upon a conversion of the
                                                     new notes, see "Risk
                                                     Factors - Risk Factors
                                                     Related to the New Notes -
                                                     We may not have the funds
                                                     necessary to purchase the
                                                     new notes at the option of
                                                     the holders or make the
                                                     required cash payments upon
                                                     conversion of the new
                                                     notes."

ADJUSTMENT TO CONVERSION   None.                     If and only to the extent
RATE UPON CERTAIN                                    you elect to convert your
CHANGE OF CONTROL EVENTS                             new notes in connection
                                                     with a transaction
                                                     described in clause (3) of
                                                     the definition of
                                                     Fundamental Change in
                                                     "Description of the New
                                                     Notes - Fundamental Change
                                                     Requires Purchase of New
                                                     Notes by Us at the Option
                                                     of the Holder" that occurs
                                                     on or prior to
                                                     pursuant to which 10% or
                                                     more of the consideration
                                                     for our common stock (other
                                                     than cash payments for
                                                     fractional shares) in such
                                                     Fundamental Change consists
                                                     of consideration other than
                                                     common stock that is traded
                                                     or scheduled to be traded
                                                     immediately following such
                                                     transaction on a U.S.
                                                     national securities
                                                     exchange or the Nasdaq
                                                     National Market, we will
                                                     increase the conversion
                                                     rate for the new notes
                                                     surrendered for conversion
                                                     by a number of additional
                                                     shares as described in
                                                     "Description of the New
                                                     Notes - Adjustment to
                                                     Conversion Rate Upon
                                                     Certain Fundamental
                                                     Changes" unless the
                                                     acquirer is a public
                                                     acquirer (as described in
                                                     "Description of the New
                                                     Notes - Conversion Rights
                                                     Adjustment to Conversion
                                                     Rate Upon Certain
                                                     Fundamental Changes - -
                                                     Conversion Upon a

                                  OLD NOTES                  NEW NOTES
                           ------------------------  ---------------------------
                                                     Public Acquirer Change of
                                                     Control"), in which case,
                                                     at our option, the new
                                                     notes may instead become
                                                     contingently convertible
                                                     into the common stock of
                                                     the public company
                                                     acquirer, subject to the
                                                     net settlement provisions
                                                     described in "Description
                                                     of the New Notes -
                                                     Conversion Rights - Net
                                                     Share Settlement Upon
                                                     Conversion."

                                                    THE NEW NOTES

NEW NOTES                      Up to $575,000,000 aggregate principal amount of
                               3.75% Convertible Senior Notes, Series B Due
                               2023.

MATURITY DATE                  May 15, 2023.

INTEREST 3.75% per annum on the principal amount, payable semi-annually in arrears on each May 15 and November 15. Interest will accrue on the new notes from the last interest payment on which interest was paid on the old notes. We will also pay contingent interest on the new notes under the circumstances described in this prospectus.

RANKING The new notes will be unsecured and will rank equally in right of payment with all of CenterPoint Energy's other existing and future unsecured and unsubordinated indebtedness. The new notes will not have the benefit of collateral granted to all CenterPoint Energy's existing secured debt and are effectively subordinated to existing and future indebtedness and other liabilities of CenterPoint Energy's subsidiaries. As discussed in "Description of the New Notes -- General," as of January 31, 2005, CenterPoint Energy, on an unconsolidated basis, had approximately $3.7 billion aggregate principal amount of outstanding indebtedness, including approximately $247 million secured by the stock of Texas Genco and approximately $678 million secured by mortgage bonds of CenterPoint Houston.

CONTINGENT INTEREST            We will make additional payments of interest,
                               referred to in this prospectus as "contingent interest," during any six-month period from May
                               15 to November 14 or from November 15 to May 14 commencing on or after May 15, 2008 for which the average trading price of the new notes for the applicable five trading day reference period equals or exceeds 120% of the principal amount of the new notes as of the day immediately preceding the first day of the applicable six-month interest period. The amount of contingent interest payable per note in respect of any six-month period will be equal to 0.25% of the average trading price, as described in this prospectus, of a new note for the applicable five trading day reference period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period.
                               For more information about contingent interest, see "Description of the New Notes -- Contingent
                               Interest."

CONVERSION RIGHTS              Holders may convert their new notes under any of
                               the following circumstances:

                               (1) during any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter, is greater than or equal to 120% or, following May 15, 2008, 110% of the conversion price per share of our common stock on such last trading day, or

                               (2) if the new notes have been called for redemption, or

                               (3) upon the occurrence of specified corporate transactions described under "Description of the New Notes -- Conversion Rights -- Conversion

                               Upon Specified Corporate Transactions," or

                               (4) during any period in which the credit ratings assigned to the new notes by both Moody's and S&P are lower than Ba2 and BB, respectively, or the new notes are not longer rated by at least one of these ratings services or their successors.

                               In most cases, settlement upon conversion will be in cash, and, if applicable, shares of our stock, as summarized above in " -- Material Differences Between the Old Notes and New Notes." For a more detailed description of the settlement upon conversion process, see "Description of the New Notes -- Conversion Rights -- Net Share Settlement Upon Conversion."

                               Subject to the conditions described in this prospectus, holders may convert each of their new notes at an initial conversion rate of 86.3558 shares of common stock per $1,000 principal amount of new notes (equivalent to an initial conversion price of $11.58 per share of common stock). The settlement value will be paid in cash, shares of our common stock, or a combination of cash and shares. As described in this prospectus, the conversion rate may be adjusted for certain reasons, but it will not be adjusted for accrued and unpaid interest. Except as otherwise described in this prospectus, you will not receive any payment representing accrued and unpaid interest on conversion of a new note. New notes called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.

OPTIONAL REDEMPTION            Prior to May 15, 2008, the new notes will not be
                               redeemable. On or after May 15, 2008, we may redeem for cash all or part of the new notes at any time, upon no less than 30 and no more than 60 days' notice before the redemption date by mail to the trustee under the indenture under which the new notes will be issued, the paying agent and each holder of new notes, for a price equal to 100% of the principal amount of the new notes to be redeemed plus any accrued and unpaid interest, including contingent interest, if any, to the redemption date. See "Description of the New Notes -- Optional Redemption."

PURCHASE OF NEW NOTES BY       Holders will have the right to require us to
US AT THE OPTION  OF THE       purchase all or any portion of the new notes for
HOLDER                         cash on May 15, 2008, May 15, 2013 and May 15,
                               2018. In each case, we will pay a purchase price equal to 100% of the principal amount of the new notes to be purchased plus any accrued and unpaid interest, including contingent interest, if any, to such purchase date. See "Description of the New Notes -- Purchase of New Notes by Us at the
                               Option of the Holder."

ADJUSTMENT TO CONVERSION       The new notes contain a provision designed to
RATE UPON CERTAIN CHANGE       afford certain change of control protection for
OF CONTROL EVENTS              the holders, which is summarized above in " --
                               Material Differences between the Old Notes and
                               New Notes." For a more detailed description of the adjustment provision, see "Description of the New Notes -- Conversion Rights -- Adjustment to the Conversion Rate Upon Certain Fundamental
                               Changes."

FUNDAMENTAL CHANGE             If we undergo a Fundamental Change (as defined
                               under "Description of the New Notes --
                               Fundamental Change Requires Purchase of New Notes by Us at the Option of the Holder") prior to May
                               15, 2008, holders will
                               have the right, at their option, to require us to purchase any or all of their new notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the new notes to be purchased plus accrued and unpaid interest, including contingent interest, if any, to the Fundamental Change purchase date. See
                               "Description of the New Notes -- Fundamental
                               Change Requires Purchase of New Notes by Us at the Option of the Holder."

UNITED STATES FEDERAL          The United States federal income tax consequences
INCOME TAX CONSEQUENCES        of the exchange offer are unclear. Although there
                               is no authority directly on point, our counsel is of the opinion that the exchange should not result in a taxable exchange. Accordingly, we intend to take the position that the exchange will not result in a taxable exchange. If the exchange does not constitute a taxable exchange, then, apart from the treatment of the exchange fee, the material United States federal income tax consequences to holders of the new notes will be as described in the prospectus relating to the old notes. As such, holders of the new notes will continue to be subject to the contingent payment debt instrument regulations. Among other things, pursuant to those regulations, a holder of the new notes is required to accrue interest income on the new notes, in the amounts described in the prospectus relating to the old notes, regardless of whether the holder uses the cash or accrual method of tax accounting. Pursuant to the terms of the indenture relating to the new notes, holders will be deemed to have agreed to treat the new notes as debt subject to the contingent payment debt instrument regulations, and to continue to accrue interest on the new notes in the same manner and amounts as on the old notes.
                               If the exchange of old notes for new notes constitutes a taxable exchange, you could incur significant adverse tax consequences on the exchange. A discussion of material United States federal income tax consequences that may result from the ownership of the new notes is set forth in this prospectus under the heading "Material
                               United States Federal Income Tax Considerations."
                               Owners of the new notes should consult their tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the new notes and our common stock.

GOVERNING LAW                  The indenture and the new notes will be
                               governed by, and construed in accordance with, the laws of the State of New York.

GLOBAL SECURITIES              The new notes initially will be issued in
                               book-entry form, and will be represented by permanent global securities deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of the DTC. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by the DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

LISTING Although the new notes are expected to be eligible for trading in PORTAL, the Private Offering, Resale and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., we do not intend to list the new notes on any national securities exchange or automatic quotation system.

                       RATIOS OF EARNINGS TO FIXED CHARGES

      The following table sets forth ratios of earnings to fixed charges for each of the periods indicated, calculated pursuant to Item 503(d) of Regulation S-K promulgated under the 1933 Act and the 1934 Act. Earnings from continuing operations in 2002 and 2003 include $697 million and $661 million, respectively, of non-cash excess cost over market ("ECOM") true-up.



                                                             YEAR ENDED DECEMBER 31,              NINE MONTHS ENDED
                                                    ------------------------------------------      SEPTEMBER 30,
                                                    1999     2000      2001     2002      2003           2004
                                                    ----     ----      ----     ----      ----           ----
Ratio of earnings from continuing operations to
     fixed charges (1)...................           5.36     1.39      1.99     2.03      1.81           1.11


------------------
   (1) We do not believe that the ratio for the nine-month period is necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of our business.

                                  RISK FACTORS

            You, and your financial and legal advisors, if any, should consider carefully the following risk factors and other information included in this prospectus and the documents we have incorporated by reference into this prospectus before tendering any old notes in the exchange offer. Some of these risks are shared with any investor in our securities while others are related to the nature of the new notes themselves or to the exchange offer. Our business and financial condition could be seriously harmed by any of these risks. In addition, the trading price of our new notes and common stock could decline due to the occurrence of any of such events, and you may lose all or part of your investment.

                   RISK FACTORS RELATING TO THE EXCHANGE OFFER

      THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER ARE UNCLEAR; YOU COULD BE SUBJECT TO ADDITIONAL TAX LIABILITIES AS A RESULT OF THE EXCHANGE.

            The United States federal income tax consequences of the exchange offer are unclear. Although there is no authority directly on point, our counsel is of the opinion that the exchange should not result in a taxable exchange. Accordingly, we intend to take the position that the exchange will not result in a taxable exchange. If the exchange of old notes for new notes constitutes a taxable exchange, you could incur significant adverse tax consequences on the exchange. For example, a holder could be required to recognize ordinary income in an amount equal to the excess of the fair market value of the new notes received in the exchange plus the exchange fee over the holder's adjusted tax basis in the old notes. See "Material United States Federal Income Tax Considerations--Exchange of Old Notes for New Notes" for more information.

            The receipt of the exchange fee by a non-U.S. holder (as defined in "Material United States Federal Income Tax Considerations") participating in the exchange offer may be subject to United States federal withholding tax. See "Material United States Federal Income Tax Considerations--Exchange of Old
Notes for New Notes" for more information.

      IF YOU DO NOT EXCHANGE YOUR OLD NOTES, WE CANNOT ASSURE YOU THAT AN ACTIVE MARKET IN THE OLD NOTES WILL CONTINUE TO EXIST, AND THE OLD NOTES YOU RETAIN MAY BECOME LESS LIQUID AS A RESULT OF THE EXCHANGE OFFER.

            If a significant number of old notes are exchanged in the exchange offer, the liquidity of the trading market for the old notes, if any, after the completion of the exchange offer may be substantially reduced. Any old notes exchanged will reduce the aggregate number of old notes outstanding. As a result, the old notes may trade at a discount to the price at which they would trade if the exchange offer were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the old notes will exist or be maintained and we cannot assure you as to the prices at which the old notes may be traded.

      OUR BOARD OF DIRECTORS HAS NOT MADE A RECOMMENDATION WITH REGARD TO WHETHER OR NOT YOU SHOULD TENDER YOUR OLD NOTES IN THE EXCHANGE OFFER, AND WE HAVE NOT OBTAINED A THIRD-PARTY DETERMINATION THAT THE EXCHANGE OFFER IS FAIR TO HOLDERS OF THE OLD NOTES.

            We are not making a recommendation as to whether holders of the old notes should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the old notes for purposes of negotiating the terms of the exchange offer or preparing a report concerning the fairness of the exchange offer. We cannot assure you that the value of the new notes received in the exchange offer will in the future equal or exceed the value of the old notes tendered and we do not take a position as to whether you ought to participate in the exchange offer.

      UPON CONVERSION, HOLDERS OF THE NEW NOTES WILL RECEIVE THE PRINCIPAL RETURN IN CASH BUT MAY NOT RECEIVE ANY SHARES OF OUR COMMON STOCK AND, IF THEY RECEIVE ANY SHARES, THEY WILL RECEIVE FEWER SHARES OF COMMON STOCK RELATIVE TO THE CONVERSION VALUE OF THE NEW NOTES THAN A HOLDER OF THE OLD NOTES WOULD RECEIVE UPON CONVERSION OF OLD NOTES.

            We may satisfy our conversion obligation to holders by paying cash rather than by issuing shares of our common stock. Accordingly, upon conversion of a new note, holders may not receive any shares of our common stock, and, if they receive any shares, they will receive fewer shares of common stock relative to the conversion value of their new notes than a holder of the old notes would receive upon conversion of old notes.

                      RISK FACTORS RELATED TO THE NEW NOTES

      THE TRADING PRICES FOR THE NEW NOTES WILL BE DIRECTLY AFFECTED BY THE TRADING PRICES OF OUR COMMON STOCK.

            The trading prices for the new notes in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. Because the new notes will be convertible upon issuance, the market price of the new notes will be closely related to the market price of our common stock. This may result in greater volatility in the new market price of the new notes than would be expected for nonconvertible debt securities. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the new notes, or the perception that such sales could occur, could affect the price of our common stock. The new notes could trade at prices that may be lower than the face value of the new notes.

      WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

            Although the new notes are expected to be eligible for trading in PORTAL, the Private Offering, Resale and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., there is no existing market for the new notes, and we do not intend to apply for listing of the new notes on any national securities exchange or automatic quotation system. Accordingly, we cannot predict whether an active trading market for the new notes will develop or be sustained. If an active market for the new notes fails to develop or be sustained, the trading price of the new notes could be adversely affected.

      WE MAY NOT HAVE THE FUNDS NECESSARY TO PURCHASE THE NEW NOTES AT THE OPTION OF THE HOLDERS OR MAKE THE REQUIRED CASH PAYMENTS UPON A CONVERSION OF THE NEW NOTES

            Certain of the events leading to the convertibility of the new notes will not be in our control. On May 15, 2008, 2013, 2018 or upon a Fundamental Change (as defined in "Description of the New Notes"), holders of the new notes may require us to purchase their new notes for cash. Furthermore, our stock price has increased significantly since we originally issued the old notes, making it more likely that the new notes will be converted. The new notes, unlike the old notes, require that we pay cash for at least the lesser of the principal amount of the new notes and their conversion value upon their conversion by the holders.

            The source of funds for any cash payment required as a result of any such events will be cash provided by refunding or refinancing activities (including public offerings), our available cash, revolving credit borrowings, or cash generated from operating activities or other sources, including funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any such events to make such required cash payments. Furthermore, the use of available cash to fund the required payments may impair our ability to obtain additional financing in the future. The failure by us to deliver cash and common stock, if any, upon any of the events described above would constitute an event of default under the indenture for the new notes.

      IN ADDITION TO THE POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER, YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING NEW NOTES.

            If the exchange of the old notes for new notes constitutes a taxable exchange, the tax consequences to you could be adverse. For example, a holder could be required to include in income each year amounts substantially in excess of or substantially less than amounts required to be accrued with respect to the old notes.

            We intend to treat the new notes as indebtedness for United States federal income tax purposes and intend to take the position that the new notes will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the "CPDI regulations"). The application of the CPDI regulations to instruments such as the new notes is uncertain in several respects, and, as a result, no assurance can be given that the Internal Revenue Service or a court will agree with the treatment described herein, and no ruling will be obtained from the Internal Revenue Service concerning the application of the CPDI regulations to the new notes. See "Material United States Federal Income Tax Considerations" for more information.

      THE NEW NOTES WILL BE EFFECTIVELY SUBORDINATED TO EXISTING AND FUTURE INDEBTEDNESS AND OTHER LIABILITIES OF OUR SUBSIDIARIES.

            We derive substantially all our operating income from, and hold substantially all our assets through, our subsidiaries. As a result, we will depend on distributions from our subsidiaries in order to meet our payment obligations under any debt securities, including the new notes and our other obligations. In general, these subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends and those under the 1935 Act, limit their ability to make payments or other distributions to us, and they could agree to contractual restrictions on their ability to make distributions. For a discussion of restrictions under the 1935 Act, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations of CenterPoint Energy and Subsidiaries--Liquidity and Capital Resources--Future Sources and Uses of Cash--Certain Contractual and
Regulatory Limits on Ability to Issue Securities and Pay Dividends on our Common Stock" in Item 2 of Part I of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004.

            Our right to receive any assets of any subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us. As of January 31, 2005, our subsidiaries, excluding subsidiaries issuing trust preferred securities and transition bonds, had approximately $5.3 billion principal amount of external indebtedness, of which approximately $2.9 billion is secured, as well as other liabilities.

      IF YOU HOLD NEW NOTES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT YOU WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

            If you hold new notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your new notes and in limited cases under the conversion rate adjustments of the notes. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

      WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

            We are not restricted from issuing additional common stock during the life of the new notes and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the new notes.

      OUR ARTICLES OF INCORPORATION AND BYLAW PROVISIONS, AND SEVERAL OTHER FACTORS, COULD LIMIT ANOTHER PARTY'S ABILITY TO ACQUIRE US AND COULD DEPRIVE YOU OF THE OPPORTUNITY TO OBTAIN A TAKEOVER PREMIUM FOR YOUR SHARES OF COMMON STOCK.

            A number of provisions that are in our articles of incorporation and bylaws will make it difficult for another company to acquire us and for you to receive any related takeover premium for our common stock. See

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

"Description of Our Capital Stock--Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions" and "Description of Our Capital Stock-- Shareholder Rights Plan."

             PRINCIPAL RISK FACTORS ASSOCIATED WITH OUR BUSINESSES

            We are a holding company that conducts all of our business operations through subsidiaries, primarily CenterPoint Houston and CERC. The following summarizes the principal risk factors associated with the businesses conducted by each of these subsidiaries:

    RISK FACTORS AFFECTING OUR ELECTRIC TRANSMISSION & DISTRIBUTION BUSINESS

      CENTERPOINT HOUSTON MAY NOT BE SUCCESSFUL IN TIMELY RECOVERING THE FULL VALUE OF ITS TRUE-UP COMPONENTS.

            On March 31, 2004, CenterPoint Houston filed the final true-up application required by the Texas electric restructuring law with the Texas Utility Commission. CenterPoint Houston's requested true-up balance was $3.7 billion, excluding interest and net of the retail clawback payable to CenterPoint Houston by a former affiliate. In December 2004, the Texas Utility Commission approved a final order in CenterPoint Houston's true-up proceeding authorizing CenterPoint Houston to recover $2.3 billion including interest through August 31, 2004, subject to adjustments to reflect accrual of interest and payment of excess mitigation credits after August 31, 2004. In January 2005, we appealed certain aspects of the final order seeking to increase the true-up balance ultimately recovered by CenterPoint Houston. Other parties have also appealed the order, seeking to reduce the amount authorized for CenterPoint Houston's recovery. Although we believe we have meritorious arguments and that the other parties' appeals are without merit, no prediction can be made as to the ultimate outcome or timing of such appeals. A failure by CenterPoint Houston to recover the full value of its true-up components may have an adverse impact on CenterPoint Houston's results of operations, financial condition and cash flows.

      CENTERPOINT HOUSTON'S RECEIVABLES ARE CONCENTRATED IN A SMALL NUMBER OF RETAIL ELECTRIC PROVIDERS.

            CenterPoint Houston's receivables from the distribution of electricity are collected from retail electric providers that supply the electricity CenterPoint Houston distributes to their customers. Currently, CenterPoint Houston does business with approximately 56 retail electric providers. Adverse economic conditions, structural problems in the market served by the Electric Reliability Council of Texas, Inc. ("ERCOT") or financial difficulties of one or more retail electric providers could impair the ability of these retail providers to pay for CenterPoint Houston's services or could cause them to delay such payments. CenterPoint Houston depends on these retail electric providers to remit payments on a timely basis. Any delay or default in payment could adversely affect CenterPoint Houston's cash flows, financial condition and results of operations. Reliant Energy, Inc. (formerly Reliant Resources, Inc.) ("RRI"), through its subsidiaries, is CenterPoint Houston's largest customer. Approximately 69% of CenterPoint Houston's $102 million in billed receivables from retail electric providers at December 31, 2004 was owed by subsidiaries of RRI.

      RATE REGULATION OF CENTERPOINT HOUSTON'S BUSINESS MAY DELAY OR DENY CENTERPOINT HOUSTON'S ABILITY TO EARN A REASONABLE RETURN AND FULLY RECOVER ITS COSTS.

            CenterPoint Houston's rates are regulated by certain municipalities and the Texas Utility Commission based on an analysis of its invested capital and its expenses incurred in a test year. Thus, the rates that CenterPoint Houston is allowed to charge may not match its expenses at any given time. While rate regulation in Texas is premised on providing an opportunity to recover reasonable and necessary operating expenses and to earn a reasonable return on its invested capital, there can be no assurance that the regulatory process in which rates are determined will always result in rates that will produce full recovery of CenterPoint Houston's costs and enable CenterPoint Houston to earn a reasonable return on its invested capital.

      DISRUPTIONS AT POWER GENERATION FACILITIES OWNED BY THIRD PARTIES COULD INTERRUPT CENTERPOINT HOUSTON'S SALES OF TRANSMISSION AND DISTRIBUTION SERVICES.

            CenterPoint Houston depends on power generation facilities owned by third parties to provide retail electric providers with electric power which it transmits and distributes to customers of the retail electric providers. CenterPoint Houston does not own or operate any power generation facilities. If power generation is disrupted or if

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

power generation capacity is inadequate, CenterPoint Houston's services may be interrupted, and its results of operations, financial condition and cash flows may be adversely affected.

     CENTERPOINT HOUSTON'S REVENUES AND RESULTS OF OPERATIONS ARE SEASONAL.

            A significant portion of CenterPoint Houston's revenues is derived from rates that it collects from each retail electric provider based on the amount of electricity it distributes on behalf of such retail electric provider. Thus, CenterPoint Houston's revenues and results of operations are subject to seasonality, weather conditions and other changes in electricity usage, with revenues being higher during the warmer months.

            RISK FACTORS AFFECTING OUR NATURAL GAS DISTRIBUTION AND PIPELINES AND GATHERING BUSINESSES

      RATE REGULATION OF CERC'S BUSINESS MAY DELAY OR DENY CERC'S ABILITY TO EARN A REASONABLE RETURN AND FULLY RECOVER ITS COSTS.

            CERC's rates for its local distribution companies are regulated by certain municipalities and state commissions based on an analysis of its invested capital and its expenses incurred in a test year. Thus, the rates that CERC is allowed to charge may not match its expenses at any given time. While rate regulation in the applicable jurisdictions is, generally, premised on providing an opportunity to recover reasonable and necessary operating expenses and to earn a reasonable return on invested capital, there can be no assurance that the regulatory process in which rates are determined will always result in rates that will produce full recovery of CERC's costs and enable CERC to earn a reasonable return on its invested capital.

      CERC'S BUSINESSES MUST COMPETE WITH ALTERNATIVE ENERGY SOURCES, AND ITS PIPELINES AND GATHERING BUSINESSES MUST COMPETE DIRECTLY WITH OTHERS IN THE TRANSPORTATION, STORAGE, GATHERING, TREATING AND PROCESSING OF NATURAL GAS.

            CERC competes primarily with alternate energy sources such as electricity and other fuel sources. In some areas, intrastate pipelines, other natural gas distributors and marketers also compete directly with CERC for natural gas sales to end-users. In addition, as a result of federal regulatory changes affecting interstate pipelines, natural gas marketers operating on these pipelines may be able to bypass CERC's facilities and market, sell and/or transport natural gas directly to commercial and industrial customers. Any reduction in the amount of natural gas marketed, sold or transported by CERC as a result of competition may have an adverse impact on CERC's results of operations, financial condition and cash flows.

            CERC's two interstate pipelines and its gathering systems compete with other interstate and intrastate pipelines and gathering systems in the transportation and storage of natural gas. The principal elements of competition are rates, terms of service, and flexibility and reliability of service. They also compete indirectly with other forms of energy, including electricity, coal and fuel oils. The primary competitive factor is price. The actions of CERC's competitors could lead to lower prices, which may have an adverse impact on CERC's results of operations, financial condition and cash flows.

      CERC'S NATURAL GAS DISTRIBUTION BUSINESS IS SUBJECT TO FLUCTUATIONS IN NATURAL GAS PRICING LEVELS.

            CERC is subject to risk associated with price movements of natural gas. Movements in natural gas prices might affect CERC's ability to collect balances due from its customers and, on the regulated side, could create the potential for uncollectible accounts expense to exceed the recoverable levels built into CERC's tariff rates. In addition, a sustained period of high natural gas prices could apply downward demand pressure on natural gas consumption in the areas in which CERC operates and increase the risk that CERC's suppliers or customers fail or are unable to meet their obligations. Additionally, increasing gas prices could create the need for CERC to provide collateral in order to purchase gas.

      IF CERC WERE TO FAIL TO EXTEND A CONTRACT WITH ONE OF ITS SIGNIFICANT PIPELINE CUSTOMERS, THERE COULD BE AN ADVERSE IMPACT ON ITS OPERATIONS.

            CERC's contract with Laclede Gas Company, one of its pipeline customers, is currently scheduled to expire in 2007. To the extent the pipeline is unable to extend this contract or the contract is renegotiated at rates substantially less than the rates provided in the current contract, there could be an adverse effect on CERC's results of operations, financial condition and cash flows.

      A DECLINE IN CERC'S CREDIT RATING COULD RESULT IN CERC'S HAVING TO PROVIDE COLLATERAL IN ORDER TO PURCHASE GAS.

            If CERC's credit rating were to decline, it might be required to post cash collateral in order to purchase natural gas. If a credit rating downgrade and the resultant cash collateral requirement were to occur at a time when CERC was experiencing significant working capital requirements or otherwise lacked liquidity, CERC might be unable to obtain the necessary natural gas to meet its contractual distribution obligations, and its results of operations, financial condition and cash flows would be adversely affected.

      CERC'S INTERSTATE PIPELINES' AND NATURAL GAS GATHERING AND PROCESSING BUSINESS' REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO FLUCTUATIONS IN THE SUPPLY OF GAS.

            CERC's interstate pipelines and natural gas gathering and processing business largely rely on gas sourced in the various supply basins located in the Midcontinent region of the United States. To the extent the availability of this supply is substantially reduced, it could have an adverse effect on CERC's results of operations, financial condition and cash flows.

      CERC'S REVENUES AND RESULTS OF OPERATIONS ARE SEASONAL.

            A substantial portion of CERC's revenues is derived from natural gas sales and transportation. Thus, CERC's revenues and results of operations are subject to seasonality, weather conditions and other changes in natural gas usage, with revenues being higher during the winter months.

                       RISK FACTORS AFFECTING TEXAS GENCO

            Until the closing of the merger of Texas Genco with a subsidiary of Texas Genco LLC, which is expected to occur during the first half of 2005 following receipt of approval from the Nuclear Regulatory Commission ("NRC"), Texas Genco's operations at the South Texas Project nuclear generating station will continue to be a part of our business. The application for approval is currently pending before the NRC.

      TEXAS GENCO HAS SOLD FORWARD A SUBSTANTIAL PORTION OF ITS SHARE OF THE POWER GENERATED BY THE SOUTH TEXAS PROJECT TO TEXAS GENCO LLC. ACCORDINGLY, TEXAS GENCO'S RESULTS OF OPERATIONS, FINANCIAL CONDITION AND CASH FLOWS COULD BE ADVERSELY AFFECTED IF TEXAS GENCO LLC FAILS TO MEET ITS PURCHASE OBLIGATIONS.

            In connection with the sale of Texas Genco's fossil generation assets to Texas Genco LLC, Genco LP entered into a power purchase and sale agreement with Texas Genco LLC, which we refer to as the back-to-back power purchase agreement. Under this agreement, Genco LP has sold forward a substantial portion of Genco LP's share of the energy from the South Texas Project through December 31, 2008. In the event Texas Genco LLC fails to meet its purchase obligations under the back-to-back power purchase agreement, Texas Genco's results of operations, financial condition and cash flows could be adversely affected. As of December 31, 2004, Texas Genco LLC's securities ratings were below investment grade.

      TEXAS GENCO IS SUBJECT TO OPERATIONAL AND MARKET RISKS ASSOCIATED WITH ITS FUTURE CAPACITY AUCTIONS AND OTHER FUTURE SALES.

            Although Texas Genco has already sold forward a substantial portion of its share of the energy from the South Texas Project nuclear generating station (the "South Texas Project"), it currently remains obligated to sell 15% of its share of installed generation capacity from the South Texas Project and related ancillary services pursuant to PUC-mandated auctions. In these auctions, Texas Genco will be required to sell firm entitlements on a forward basis to capacity and ancillary services dispatched within specified operational constraints. In addition to its capacity auctions, Texas Genco may from time to time sell any excess capacity or energy generated by the South Texas Project forward on a firm or interruptible basis. Accordingly, unanticipated unit outages or other problems with the South Texas Project could result in Texas Genco's firm capacity and ancillary services commitments under its future capacity auctions or other future sales exceeding its available generation capacity. As a result, an unexpected outage at the South Texas Project could require Texas Genco to obtain replacement power from third parties in the open market in order to satisfy its obligations. The cost of any such replacement power would likely exceed the cost of generating power at the South Texas Project.

            Under the Texas electric restructuring law, Texas Genco and other power generators in Texas are not subject to traditional cost-based regulation and, therefore, may sell electric generation capacity, energy and ancillary services to wholesale purchasers at prices determined by the market. As a result, Texas Genco is not guaranteed any rate of return on its capital investments through mandated rates, and its revenues and results of operations associated with future sales depend, in part, upon prevailing market prices for electricity in the ERCOT market. Market prices for electricity, generation capacity, energy and ancillary services may fluctuate substantially. The gross margins generated by Texas Genco's future sales will be directly impacted by natural gas prices. Because the South Texas Project's fuel costs are largely fixed under contracts, they are generally not subject to significant daily and monthly fluctuations. However, the market price for power in the ERCOT market is directly affected by the price of natural gas because natural gas is the marginal fuel for facilities serving the ERCOT market during most hours. As a result, the price customers are willing to pay for entitlements to Texas Genco's future capacity not sold forward under the back-to-back power purchase agreement will generally rise and fall with natural gas prices.

            Market prices in the ERCOT market may also fluctuate substantially due to other factors. Such fluctuations may occur over relatively short periods of time. Volatility in market prices may result from:

      -     oversupply or undersupply of generation capacity,

      - power transmission or fuel transportation constraints or inefficiencies,

      -     weather conditions,

      -     seasonality,

      -     availability and market prices for natural gas or other fuels,

      -     changes in electricity usage,

      - additional supplies of electricity from existing competitors or new market entrants as a result of the development of new generation facilities or additional transmission capacity,

      -     illiquidity in the ERCOT market,

      -     availability of competitively priced alternative energy sources,

      - natural disasters, wars, embargoes, terrorist attacks and other catastrophic events, and

      - federal and state energy and environmental regulation and legislation.

   IF THE SALE OF TEXAS GENCO TO TEXAS GENCO LLC IS NOT COMPLETED, TEXAS GENCO MAY BE OBLIGATED TO PAY LIQUIDATED DAMAGES TO TEXAS GENCO LLC RELATING TO COSTS INCURRED BY TEXAS GENCO LLC AS A RESULT OF ENERGY FROM THE SOUTH TEXAS PROJECT BEING UNAVAILABLE, AND THE PRICING OF ENERGY TEXAS GENCO SELLS UNDER THE BACK-TO-BACK POWER PURCHASE AGREEMENT WILL BE REDUCED IN THE FUTURE.

            During the period from December 15, 2004 until the closing of the sale of Texas Genco to Texas Genco LLC, the price for the energy sold by Texas Genco under the back-to-back power purchase agreement will be the weighted-average price achieved by Texas Genco LLC on its firm forward sales in the South ERCOT zone. However, in the event the sale does not close, Genco LP will be obligated to pay Texas Genco LLC 50% of the economic cost (i.e. liquidated damages payable to third parties or cost of cover) Texas Genco LLC incurs as a result of energy from the South Texas Project being unavailable to meet the contract quantity during the period from December 15, 2004 to the termination of the agreement governing the sale of Texas Genco. In addition, after any termination of this sale agreement, the pricing for the energy sold under the back-to-back power purchase agreement will be 90% of such weighted-average price, with no contingent payment for economic costs. The sale agreement may be terminated under various circumstances, including a failure to close the second step of the sale transaction by April 30, 2005 (which date may be extended by either party for up to two consecutive 90-day periods if NRC approval has not yet been obtained or is being contested and all other closing conditions are capable of being satisfied). We currently expect to obtain NRC approval in the first half of 2005.

      THERE COULD BE A SIGNIFICANT DISRUPTION IN TEXAS GENCO'S OPERATIONS IF TEXAS GENCO LLC FAILS TO PERFORM ITS OBLIGATIONS UNDER THE SERVICES AGREEMENT.

            In connection with the sale of Texas Genco's fossil generation assets to Texas Genco LLC, Texas Genco, LP, a subsidiary of Texas Genco ("Genco LP"), entered into a services agreement with Texas Genco LLC under which Texas Genco LLC has agreed to, among other things, provide energy scheduling services to Genco LP, administer Genco LP's PUC-mandated capacity auctions and administer Genco LP's energy sales transactions. In the event Texas Genco LLC fails to perform its obligations under the services agreement or the services agreement is terminated, Texas Genco will be required to engage another service provider or develop the infrastructure to resume the functions being performed by Texas Genco LLC under the services agreement. If Texas Genco is unable to do so, there could be a significant disruption in its operations.

      THE OPERATION OF THE SOUTH TEXAS PROJECT INVOLVES RISKS THAT COULD ADVERSELY AFFECT TEXAS GENCO'S REVENUES, COSTS, RESULTS OF OPERATIONS, FINANCIAL CONDITION AND CASH FLOWS.

            The South Texas Project is owned as a tenancy in common among Genco LP and other co-owners. Each co-owner has an undivided ownership interest in the two nuclear-fueled generating units and the electrical output from those units. Genco LP currently owns a 30.8% interest in the South Texas Project and currently bears a corresponding 30.8% share of the capital and operating costs associated with the project. This interest is subject to increase by up to an additional 25.2% pursuant to Texas Genco's exercise of its right of first refusal to purchase an additional interest in the South Texas Project from a co-owner. This purchase may occur prior to the completion of the sale of Texas Genco to Texas Genco LLC. Genco LP and the other co-owners have organized the STP Nuclear Operating Company ("STPNOC") to operate and maintain the South Texas Project. STPNOC is managed by a board of directors composed of one director appointed by each of the co-owners, along with the chief executive officer of STPNOC. The ownership of an interest in and operation of the South Texas Project are subject to various risks, any of which could adversely affect Texas Genco's revenues, costs, results of operations, financial condition and cash flows. These risks include:

      - liability associated with the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials,

      - limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations,

      - uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives,

      -     breakdown or failure of equipment or processes,

      -     operating performance below expected levels of output or efficiency,

      -     disruptions in the transmission of electricity,

      -     shortages of equipment, material or labor,

      -     labor disputes,

      -     fuel supply interruptions,

      - limitations that may be imposed by regulatory requirements, including, among others, environmental standards,

      -     limitations imposed by the ERCOT ISO,

      -     governmental action, including on a preemptive basis,

      -     violations of permit limitations,

      -     operator error, and

      - catastrophic events such as fires, hurricanes, explosions, floods, terrorist attacks or other similar occurrences.

            The South Texas Project may require significant capital expenditures to keep it operating at high efficiency and to meet regulatory requirements and is also likely to require periodic upgrading and improvement. Any unexpected failure to produce power, including failure caused by breakdown or forced outage, could result in increased costs of operations and reduced earnings.

      THE POWER GENERATED BY THE SOUTH TEXAS PROJECT IS TRANSMITTED THROUGH POWER TRANSMISSION AND DISTRIBUTION FACILITIES THAT TEXAS GENCO DOES NOT OWN OR CONTROL. IF TRANSMISSION SERVICE IS DISRUPTED DUE TO A FORCE MAJEURE EVENT, TEXAS GENCO LLC WILL NOT BE OBLIGATED TO PURCHASE POWER FROM GENCO LP UNDER THE BACK-TO-BACK POWER PURCHASE AGREEMENT DURING THE COURSE OF SUCH OUTAGE.

            The power generated by the South Texas Project is transmitted through transmission and distribution facilities owned and operated by CenterPoint Houston and by others. If transmission service is disrupted due to a force majeure event, Texas Genco LLC will not be obligated to purchase power from Genco LP under the back-to-back power purchase agreement during the course of such outage, which would adversely impact Texas Genco's results of operations, financial condition and cash flows.

      TEXAS GENCO'S RESULTS OF OPERATIONS, FINANCIAL CONDITION AND CASH FLOWS COULD BE ADVERSELY IMPACTED BY A DISRUPTION OF FUEL SUPPLIES FOR THE SOUTH TEXAS PROJECT.

            The South Texas Project satisfies its fuel supply requirements by acquiring uranium concentrates, converting uranium concentrates into uranium hexafluoride, enriching uranium hexafluoride, and fabricating nuclear fuel assemblies under a number of contracts covering a portion of the fuel requirements of the South Texas Project for uranium, conversion services, enrichment services and fuel fabrication. Other than a fuel fabrication agreement that extends for the life of the South Texas Project, these contracts have varying expiration dates, and most are short to medium term (less than seven years). We believe that sufficient capacity for nuclear fuel supplies and processing currently exists to permit normal operations of the South Texas Project's nuclear powered generating units, however, any disruption in fuel supplies or processing services could adversely affect Texas Genco's results of operations, financial condition and cash flows.

      TEXAS GENCO'S OPERATIONS ALSO ARE SUBJECT TO EXTENSIVE REGULATIONS, INCLUDING ENVIRONMENTAL REGULATION. IF TEXAS GENCO FAILS TO COMPLY WITH APPLICABLE REGULATIONS OR TO OBTAIN OR MAINTAIN ANY NECESSARY GOVERNMENTAL PERMIT OR APPROVAL, IT MAY BE SUBJECT TO CIVIL, ADMINISTRATIVE AND/OR CRIMINAL PENALTIES THAT COULD ADVERSELY IMPACT ITS RESULTS OF OPERATIONS, FINANCIAL CONDITION AND CASH FLOWS.

            Texas Genco's operations are subject to complex and stringent energy, environmental and other governmental laws and regulations. The acquisition, ownership and operation of power generation facilities require numerous permits, approvals and certificates from federal, state and local governmental agencies. These facilities are subject to regulation by the Texas Utility Commission regarding non-rate matters. Existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to Texas Genco or any of its generation facilities or future changes in laws and regulations may have a detrimental effect on its business.

            Operation of the South Texas Project is subject to regulation by the NRC. This regulation involves testing, evaluation and modification of all aspects of plant operation in light of NRC safety and environmental requirements. Continuous demonstrations to the NRC that plant operations meet applicable requirements are also required. The NRC has the ultimate authority to determine whether any nuclear powered generating unit may operate. The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines, shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Any revised safety requirements promulgated by the NRC could necessitate substantial capital expenditures at nuclear plants. In addition, although we have no reason to anticipate a serious nuclear incident at the South Texas Project, if an incident were to occur, it could have a material adverse effect on Texas Genco's results of operations, financial condition and cash flows.

            Water for certain of Texas Genco's facilities is obtained from public water authorities. New or revised interpretations of existing agreements by those authorities or changes in price or availability of water may have a detrimental effect on Texas Genco's business.

            Texas Genco's business is subject to extensive environmental regulation by federal, state and local authorities. Texas Genco is required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits in operating its facilities. Texas Genco may incur significant additional costs to comply with these requirements. If Texas Genco were to fail to comply with these requirements or with any other regulatory requirements that apply to its operations, it could be subject to administrative, civil and/or criminal liability and fines, and regulatory agencies could take other actions seeking to curtail its operations. These liabilities or actions could adversely impact its results of operations, financial condition and cash flows.

            Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to Texas Genco or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. If any of these events were to occur, Texas Genco's business, results of operations, financial condition and cash flows could be adversely affected.

            STPNOC may not be able to obtain or maintain from time to time all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if STPNOC fails to obtain and comply with them, it may not be able to operate the South Texas Project or it may be required to incur additional costs. Texas Genco is generally responsible for its proportionate share of on-site liabilities associated with the environmental condition of the South Texas Project, regardless of when the liabilities arose and whether the liabilities are known or unknown. These liabilities may be substantial.

        RISK FACTORS ASSOCIATED WITH OUR CONSOLIDATED FINANCIAL CONDITION

      IF WE ARE UNABLE TO ARRANGE FUTURE FINANCINGS ON ACCEPTABLE TERMS, OUR ABILITY TO REFINANCE EXISTING INDEBTEDNESS COULD BE LIMITED.

            As of December 31, 2004, we had $9.0 billion of outstanding indebtedness on a consolidated basis. Approximately $2.2 billion principal amount of this debt must be paid through 2006, excluding principal repayments of approximately $101 million on transition bonds. The success of our future financing efforts may depend, at least in part, on:

      - the timing and amount of our recovery of the true-up components and our ability to monetize our remaining interest in Texas Genco;

      -     general economic and capital market conditions;

      -     credit availability from financial institutions and other lenders;

      -     investor confidence in us and the market in which we operate;

      -     maintenance of acceptable credit ratings;

      - market expectations regarding our future earnings and probable cash flows;

      - market perceptions of our ability to access capital markets on reasonable terms;

      - our exposure to RRI in connection with its indemnification obligations arising in connection with its separation from us;

      -     provisions of relevant tax and securities laws; and

      - our ability to obtain approval of specific financing transactions under the 1935 Act.

            As of March 1, 2005, our CenterPoint Houston subsidiary had $3.3 billion principal amount of general mortgage bonds outstanding and $253 million of first mortgage bonds outstanding. It may issue additional general mortgage bonds on the basis of retired bonds, 70% of property additions or cash deposited with the trustee. Although approximately $500 million of additional first mortgage bonds and general mortgage bonds could be issued on the basis of retired bonds and 70% of property additions as of December 31, 2004, CenterPoint Houston has agreed under the $1.3 billion collateralized term loan maturing in 2005 to not issue, subject to certain exceptions, more than $200 million of any incremental secured or unsecured debt. In addition, CenterPoint Houston is contractually prohibited, subject to certain exceptions, from issuing additional first mortgage bonds.

            Our capital structure and liquidity will be affected significantly by the results of our pending application to securitize the $2.3 billion of costs authorized for recovery in our proceeding regarding the transition to competitive retail markets in Texas. In addition, we will receive an additional $700 million from the sale of Texas Genco and its remaining operations, which is scheduled to occur in the first half of 2005 but remains subject to various conditions, including approval of the NRC.

            Our current credit ratings are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Sources and Uses of Cash--Impact on Liquidity of a Downgrade in Credit Ratings" in Item 2 of Part I of our Quarterly Report on Form 10-Q for the period ended September 30, 2004. We cannot assure you that these credit ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

      IF THE SALE OF CENTERPOINT ENERGY'S INTEREST IN TEXAS GENCO TO TEXAS GENCO LLC DOES NOT CLOSE, CENTERPOINT ENERGY MAY PURSUE OTHER MEANS FOR MONETIZING ITS REMAINING INTEREST IN TEXAS GENCO AND NO ASSURANCE CAN BE GIVEN THAT SUCH EFFORTS WOULD BE SUCCESSFUL.

            On December 15, 2004, Texas Genco completed the sale of its fossil generation assets (coal, lignite and gas-fired plants) to Texas Genco LLC for $2.813 billion in cash, of which $2.231 billion was distributed to CenterPoint Energy. The sale was part of the first step of the transaction previously announced in July 2004 in which Texas Genco LLC (formerly known as GC Power Acquisition LLC), an entity owned in equal parts by affiliates of The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group, agreed to acquire Texas Genco for approximately $3.65 billion in cash. The second step of the transaction, in which Texas Genco is expected to merge with a subsidiary of Texas Genco LLC in exchange for an additional cash payment to CenterPoint Energy of $700 million, is expected to close during the first half of 2005 following receipt of approval from the NRC. The closing of the second step of the overall sale transaction is subject to various closing conditions, including receipt of approval from the NRC. If the conditions are not satisfied and the second step does not close, CenterPoint Energy will not receive the $700 million it currently expects Texas Genco LLC to pay as consideration for CenterPoint Energy's interest in Texas Genco. In such an event, CenterPoint Energy may pursue other means for monetizing its remaining interest in Texas Genco and no assurance can be given that such efforts would be successful.

      AS A HOLDING COMPANY WITH NO OPERATIONS OF OUR OWN, WE WILL DEPEND ON DISTRIBUTIONS FROM OUR SUBSIDIARIES TO MEET OUR PAYMENT OBLIGATIONS, AND PROVISIONS OF APPLICABLE LAW OR CONTRACTUAL RESTRICTIONS COULD LIMIT THE AMOUNT OF THOSE DISTRIBUTIONS.

            We derive all our operating income from, and hold all our assets through, our subsidiaries. As a result, we will depend on distributions from our subsidiaries in order to meet our payment obligations. In general, these subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends and those under the 1935 Act, limit their ability to make payments or other distributions to us, and they could agree to contractual restrictions on their ability to make distributions.

            Our right to receive any assets of any subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us.

      AN INCREASE IN SHORT-TERM INTEREST RATES COULD ADVERSELY AFFECT OUR CASH FLOWS AND EARNINGS.

            As of December 31, 2004, we had $1.5 billion of outstanding floating-rate debt owed to third parties. The interest rate spreads on such debt are substantially above our historical interest rate spreads. In addition, any floating-rate debt issued by us in the future could be at interest rates substantially above our historical borrowing rates. While we may seek to use interest rate swaps in order to hedge portions of our floating-rate debt, we may not be successful in obtaining hedges on acceptable terms. An increase in short-term interest rates could result in higher interest costs and could adversely affect our results of operations, financial condition and cash flows.

      THE USE OF DERIVATIVE CONTRACTS BY US AND OUR SUBSIDIARIES IN THE NORMAL COURSE OF BUSINESS COULD RESULT IN FINANCIAL LOSSES THAT NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS AND THOSE OF OUR SUBSIDIARIES.

            We and our subsidiaries use derivative instruments, such as swaps, options, futures and forwards, to manage our commodity and financial market risks. We and our subsidiaries could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these financial instruments can involve management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.

                                   OTHER RISKS

      WE AND CENTERPOINT HOUSTON COULD INCUR LIABILITIES ASSOCIATED WITH BUSINESSES AND ASSETS THAT WE HAVE TRANSFERRED TO OTHERS.

            Under some circumstances, we and CenterPoint Houston could incur liabilities associated with assets and businesses we and CenterPoint Houston no longer own. These assets and businesses were previously owned by Reliant Energy, Incorporated directly or through subsidiaries and include:

      - those transferred to RRI or its subsidiaries in connection with the organization and capitalization of RRI prior to its initial public offering in 2001; and

      - those transferred to Texas Genco in connection with its organization and capitalization.

            In connection with the organization and capitalization of RRI, RRI and its subsidiaries assumed liabilities associated with various assets and businesses Reliant Energy, Incorporated transferred to them. RRI also agreed to indemnify, and cause the applicable transferee subsidiaries to indemnify, us and our subsidiaries, including CenterPoint Houston, with respect to liabilities associated with the transferred assets and businesses. The indemnity provisions were intended to place sole financial responsibility on RRI and its subsidiaries for all liabilities associated with the current and historical businesses and operations of RRI, regardless of the time those liabilities arose. If RRI is unable to satisfy a liability that has been so assumed in circumstances in which Reliant Energy, Incorporated has not been released from the liability in connection with the transfer, we or CenterPoint Houston could be responsible for satisfying the liability.

            RRI reported in its Quarterly Report on Form 10-Q for the three months ended September 30, 2004 that as of September 30, 2004 it had $5.5 billion of total debt and its unsecured debt ratings are currently below investment grade. If RRI were unable to meet its obligations, it would need to consider, among various options, restructuring under the bankruptcy laws, in which event RRI might not honor its indemnification obligations and claims by RRI's creditors might be made against us as its former owner.

            Reliant Energy, Incorporated and RRI are named as defendants in a number of lawsuits arising out of power sales in California and other West Coast markets and financial reporting matters. Although these matters relate to the business and operations of RRI, claims against Reliant Energy, Incorporated have been made on grounds that include the effect of RRI's financial results on Reliant Energy, Incorporated's historical financial statements and liability of Reliant Energy, Incorporated as a controlling shareholder of RRI. We or CenterPoint Houston could incur liability if claims in one or more of these lawsuits were successfully asserted against us or CenterPoint Houston and indemnification from RRI were determined to be unavailable or if RRI were unable to satisfy indemnification obligations owed with respect to those claims.

            In connection with the organization and capitalization of Texas Genco, Texas Genco assumed liabilities associated with the electric generation assets Reliant Energy, Incorporated transferred to it. Texas Genco also agreed to indemnify, and cause the applicable transferee subsidiaries to indemnify, us and our subsidiaries, including CenterPoint Houston, with respect to liabilities associated with the transferred assets and businesses. In many cases the liabilities assumed were held by CenterPoint Houston and CenterPoint Houston was not released by third parties from these liabilities. The indemnity provisions were intended generally to place sole financial responsibility on Texas Genco and its subsidiaries for all liabilities associated with the current and historical businesses and operations of Texas Genco, regardless of the time those liabilities arose. In connection with the sale of Texas Genco's fossil generation assets (coal, lignite and gas-fired plants) to Texas Genco LLC, the separation agreement we entered into with Texas Genco in connection with the organization and capitalization of Texas Genco was amended to provide that all of Texas Genco's rights and obligations under the separation agreement relating to its fossil generation assets, including Texas Genco's obligation to indemnify us with respect to liabilities associated with the fossil generation assets and related business, were assigned to and assumed by Texas Genco LLC. In addition, under the amended separation agreement, Texas Genco is no longer liable for, and CenterPoint Energy has assumed and agreed to indemnify Texas Genco LLC against, liabilities that Texas Genco originally assumed in connection with its organization to the extent, and only to the extent, that such liabilities are covered by certain insurance policies or other similar agreements held by CenterPoint Energy. If Texas Genco or Texas Genco LLC were unable to satisfy a liability that had been so assumed or indemnified against, and provided Reliant Energy, Incorporated had not been released from the liability in connection with the transfer, CenterPoint Houston could be responsible for satisfying the liability.

      WE, TOGETHER WITH OUR SUBSIDIARIES, ARE SUBJECT TO REGULATION UNDER THE 1935 ACT. THE 1935 ACT AND RELATED RULES AND REGULATIONS IMPOSE A NUMBER OF RESTRICTIONS ON OUR ACTIVITIES.

            We and our subsidiaries are subject to regulation by the SEC under the 1935 Act. The 1935 Act, among other things, limits the ability of a holding company and its regulated subsidiaries to issue debt and equity securities without prior authorization, restricts the source of dividend payments to current and retained earnings without prior authorization, regulates sales and acquisitions of certain assets and businesses and governs affiliated service, sales and construction contracts.

            We received an order from the SEC under the 1935 Act on June 30, 2003 relating to our financing activities, which is effective until June 30, 2005. Although authorized levels of financing, together with current levels of liquidity, are believed to be adequate during the period the order is effective, unforeseen events could result in capital needs in excess of authorized amounts, necessitating further authorization from the SEC. Approval of filings under the 1935 Act can take extended periods.

            We must seek a new financing order under the 1935 Act for approval of our post-June 30, 2005 financing activities before the current financing order expires on June 30, 2005. If we are unable to obtain a new financing order, we would generally be unable to engage in any financing transactions, including the refinancing of existing obligations after June 30, 2005.

            If our earnings for subsequent quarters are insufficient to pay dividends from current earnings, additional authority would be required from the SEC for payment of the quarterly dividend from capital or unearned surplus, but there can be no assurance that the SEC would authorize such payments.

            The United States Congress from time to time considers legislation that would repeal the 1935 Act. We cannot predict at this time whether this legislation or any variation thereof will be adopted or, if adopted, the effect of any such law on our business.

      OUR INSURANCE COVERAGE MAY NOT BE SUFFICIENT. INSUFFICIENT INSURANCE COVERAGE AND INCREASED INSURANCE COSTS COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION AND CASH FLOWS.

            We currently have general liability and property insurance in place to cover certain of our facilities in amounts that we consider appropriate. Such policies are subject to certain limits and deductibles and do not include business interruption coverage. We cannot assure you that insurance coverage will be available in the future at current costs or on commercially reasonable terms or that the insurance proceeds received for any loss of, or any damage to, any of our facilities will be sufficient to restore the loss or damage without negative impact on our results of operations, financial condition and cash flows.

            Texas Genco and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses. Under the federal Price Anderson Act, the maximum liability to the public of owners of nuclear power plants was $10.8 billion as of December 31, 2004. Owners are required under the Price Anderson Act to insure their liability for nuclear incidents and protective evacuations. Texas Genco and the other owners of the South Texas Project currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan. In addition, the security procedures at this facility have recently been enhanced to provide additional protection against terrorist attacks. All potential losses or liabilities associated with the South Texas Project may not be insurable, and the amount of insurance may not be sufficient to cover them.

            In common with other companies in its line of business that serve coastal regions, CenterPoint Houston does not have insurance covering its transmission and distribution system because CenterPoint Houston believes it to be cost prohibitive. If CenterPoint Houston were to sustain any loss of, or damage to, its transmission and distribution properties, it would be entitled to seek to recover such loss or damage through a change in its regulated rates, although there is no assurance that CenterPoint Houston ultimately would obtain any such rate recovery or that any such rate recovery would be timely granted. Therefore, we cannot assure you that CenterPoint Houston will be able to restore any loss of, or damage to, any of its transmission and distribution properties without negative impact on its results of operations, financial condition and cash flows.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

            The following table sets forth our summary consolidated financial data for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and for the nine-month periods ended September 30, 2003 and 2004. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations and Selected Financial Data," the consolidated financial statements and the related notes and the report of our independent auditors included in Exhibits 99.1 and 99.2 of our December 7, 2004 Form 8-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations of CenterPoint Energy and Subsidiaries" and the consolidated financial statements in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004.

            The selected financial data presented below give effect to certain reclassifications necessary to present:

      - Texas Genco as discontinued operations (as a result of the pending sale of these operations announced on July 21, 2004) in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets";

      - RRI as discontinued operations as a result of the distribution of all of the shares of RRI common stock owned by CenterPoint Energy to its common shareholders on a pro rata basis;

      - our Latin America operations which remained at December 31, 2002 as discontinued operations as a result of the sale of these operations subsequent to December 31, 2002;

      - CenterPoint Energy Management Services, Inc. as discontinued operations as a result of the decision to sell these operations in June 2003; and

      - the extraordinary loss on extinguishment of debt recorded in the fourth quarter of 2002 as interest expense in accordance with Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections."

The selected financial data also gives effect to the separation of the generation, transmission and distribution, and retail functions of Reliant Energy, Incorporated in August 2002, as required by the Texas electric restructuring law.

CONSOLIDATED INCOME STATEMENT DATA

                                                              YEAR ENDED DECEMBER 31,                       NINE MONTHS ENDED
                                             ----------------------------------------------------------        SEPTEMBER 30,
                                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)     -------------------------
                                             1999(1)    2000      2001(2)        2002        2003(3)(4)     2003        2004(4)
                                             -------  --------  ----------    ----------     ----------  ----------  -------------
Revenues...................................  $4,694   $ 6,949   $   7,148     $   6,438      $   7,790   $    5,672  $      5,893
                                             ------   -------   ---------     ---------      ---------   ----------  ------------
Income from continuing operations
  before extraordinary item and
  cumulative effect of accounting change...   1,389        52         357           482            409          362            43
Discontinued operations....................    (241)      395         565        (4,402)            75           51          (154)
Extraordinary item, net of tax.............     334        --          --            --             --           --          (894)
Cumulative effect of accounting change,
  net of tax...............................      --        --          58            --             --           --            --
                                             ------   -------   ---------     ---------      ---------   ----------  ------------
Net income (loss) attributable to
  common shareholders......................  $1,482   $   447   $     980     $  (3,920)     $     484   $      413  $     (1,005)
                                             ======   =======   =========     =========      =========   ==========  ============
Basic earnings (loss) per common share:
  Income from continuing operations
   before extraordinary item and
   cumulative effect of accounting
   change..................................  $ 4.88   $  0.18   $    1.23     $    1.62      $    1.35   $     1.19  $       0.14
  Discontinued operations..................   (0.85)     1.39        1.95        (14.78)          0.24         0.17         (0.50)
  Extraordinary item, net of tax...........    1.17        --          --            --             --           --         (2.91)
  Cumulative effect of accounting
   change, net of tax......................      --        --        0.20            --             --           --            --
                                             ------   -------   ---------     ---------      ---------   ----------  ------------
Basic earnings (loss) per common share.....  $ 5.20   $  1.57   $    3.38     $  (13.16)     $    1.59   $     1.36  $      (3.27)
                                             ======   =======   =========     =========      =========   ==========  ============
Diluted earnings (loss) per common
  share:
  Income from continuing operations
   before extraordinary item and
   cumulative effect of accounting
   change..................................  $ 4.85   $  0.18   $    1.22     $    1.61      $    1.34   $     1.18  $       0.14
  Discontinued operations..................   (0.84)     1.38        1.93        (14.69)          0.24         0.17         (0.50)
  Extraordinary item, net of tax...........    1.17        --          --            --             --           --         (2.89)
  Cumulative effect of accounting
   change, net of tax......................      --        --        0.20            --             --           --            --
                                             ------   -------   ---------     ---------      ---------   ----------  ------------
Diluted earnings (loss) per common share...  $ 5.18   $  1.56   $    3.35     $  (13.08)     $    1.58   $     1.35  $      (3.25)
                                             ======   =======   =========     =========      =========   ==========  ============
Cash dividends paid per common share.......  $ 1.50   $  1.50   $    1.50     $    1.07      $    0.40   $     0.30  $       0.30
Dividend payout ratio from continuing
  operations...............................      31%      833%        122%           66%            30%         N/A           N/A
Return from continuing operations on
  average common equity....................    35.9%      1.0%        6.8%         11.8%          25.7%         N/A           N/A

SEGMENT DATA

                                                                         NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                      -------------------------------  --------------------
                                        2001        2002       2003       2003      2004
                                      ---------  ---------  ---------  ---------   --------
                                                           (IN MILLIONS)
ELECTRIC TRANSMISSION & DISTRIBUTION

Revenues............................  $  2,100   $  2,222   $  2,124   $   1,583   $  1,149
Operating Income....................       863      1,096      1,020         823        390
NATURAL GAS DISTRIBUTION
Revenues............................  $  4,742   $  3,960   $  5,435   $   3,913   $  4,525
Operating Income....................       130        198        202         146        137
PIPELINES AND GATHERING
Revenues............................  $    415   $    374   $    407   $     320   $    324
Operating Income....................       137        153        158         124        123
OTHER OPERATIONS
Revenues............................  $      4   $     30   $     28   $      26   $      8
Operating Income (Loss).............       (68)        (7)       (25)        (16)       (17)
ELIMINATIONS/OTHER
Revenues............................  $   (113)  $   (148)  $   (204)  $    (170)  $   (113)
CONSOLIDATED
Revenues............................  $  7,148   $  6,438   $  7,790   $   5,672   $  5,893
Operating Income....................     1,062      1,440      1,355       1,077        633

BALANCE SHEET AND OTHER FINANCIAL DATA

                                                                    YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------------------      AS OF
                                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)  SEPTEMBER 30,
                                                   1999(1)    2000      2001(2)      2002    2003(3)(4)      2004
                                                  --------  --------  ----------  ---------  ----------  -------------
Book value per common share.....................  $ 18.70   $ 19.10   $   22.77   $   4.74    $   5.77   $      2.08
Market price per common share...................  $ 22.88   $ 43.31   $   26.52   $   8.01    $   9.69   $     10.36
Market price as a percent of book value.........      122%      227%        116%       169%        168%          498%
Assets of discontinued operations...............  $10,134   $18,479   $  16,840   $  4,594    $  4,244   $     4,181
Total assets....................................  $29,318   $35,936   $  32,020   $ 20,635    $ 21,461   $    19,586

Short-term borrowings...........................  $ 3,012   $ 4,799   $   3,469   $    347    $     63   $         2
Long-term debt obligations, including current
 maturities.....................................  $ 7,997   $ 4,989   $   4,712   $  9,996    $ 10,939   $    10,991
Trust preferred securities(5)...................  $   705   $   705   $     706   $    706    $     --            --
Cumulative preferred stock......................  $    10   $    10   $      --   $     --    $     --            --
Capitalization:
  Common stock equity...........................       38%       49%         55%        12%         14%            5%
  Trust preferred securities....................        5%        6%          6%         6%         --            --
  Long-term debt, including current maturities..       57%       45%         39%        82%         86%           95%
Capital expenditures, excluding discontinued
  operations....................................  $   788   $    653  $     802   $    566    $    497   $       359

(1) 1999 net income includes an aggregate non-cash, unrealized gain on our indexed debt securities and our Time Warner Inc. (Time Warner) investment, of $1.2 billion (after-tax), or $4.09 earnings per basic share and $4.08 earnings per diluted share. For additional information on the indexed debt securities and Time Warner investment, please read Note 7 to our consolidated financial statements. The extraordinary item in 1999 is a gain related to regulatory assets recorded by our Electric Transmission & Distribution business segment as a result of an impairment of certain generation-related regulatory assets of our Electric Generation business segment in accordance with SFAS No. 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71."

(2) 2001 net income includes the cumulative effect of an accounting change resulting from the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ($58 million after-tax gain, or $0.20 earnings per basic and diluted share). For additional information related to the cumulative effect of accounting change, please read Note 5 to our consolidated financial statements.

(3) 2003 net income includes the cumulative effect of an accounting change resulting from the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" ($80 million after-tax gain, or $0.26 earnings per basic and diluted share) which is included in discontinued operations related to Texas Genco. For additional information related to the cumulative effect of accounting change, please read Note 2(n) to our consolidated financial statements.

(4) Net income for the nine months ended September 30, 2004 includes an after-tax extraordinary loss of $894 million ($2.91 and $2.89 loss per basic and diluted share, respectively) based on our analysis of the Texas Utility Commission's deliberations in the 2004 True-Up Proceeding. Additionally, we recorded a net after-tax loss of approximately $154 million ($0.50 loss per basic and diluted share) in 2004 related to our interest in Texas Genco.

(5) The subsidiary trusts that issued trust preferred securities have been deconsolidated as a result of the adoption of FIN 46 "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" (FIN 46) and the subordinated debentures issued to those trusts are now reported as long-term debt as of December 31, 2003. For additional information related to the adoption of FIN 46, please read Note 2(n) to our consolidated financial statements.

              PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

            As of January 31, 2005, 308,438,565 shares of our common stock were outstanding and were held of record by approximately 58,728 shareholders. Our common stock is listed on the New York Stock Exchange under the symbol "CNP." Set forth below are the high and low closing prices for the common stock of CenterPoint and its predecessors, as reported on the New York Stock Exchange composite tape for the periods indicated, as reported by Bloomberg, and the cash dividends declared in these periods. Prior to August 22, 2002, information shown is for our predecessor, Reliant Energy, Incorporated.

                                                        CASH
                                                      DIVIDENDS
                                HIGH        LOW        DECLARED
                              ----------  ----------  ---------
YEAR ENDED DECEMBER 31, 2004

4th Quarter                   $11.34      $10.41      $0.10

3rd Quarter                   $12.21      $10.02      $0.10

2nd Quarter                   $11.88      $10.25      $0.10

1st Quarter                   $11.43      $ 9.72      $0.10

YEAR ENDED DECEMBER 31, 2003

4th Quarter                   $10.11      $ 9.15      $0.10

3rd Quarter                   $ 9.38      $ 7.71         (1)

2nd Quarter                   $ 9.74      $ 7.37      $0.20 (1)

1st Quarter                   $ 8.55      $ 4.50      $0.10

YEAR ENDED DECEMBER 31, 2002

4th Quarter                   $ 9.00 (2)  $ 5.65 (2)  $0.16

3rd Quarter                   $17.00      $ 5.40      $0.16 (3)

2nd Quarter                   $25.93      $14.30      $0.375

1st Quarter                   $26.85      $20.35      $0.375

(1) The $0.20 per share dividend for the second quarter of 2003 included the third quarter dividend declared on June 18, 2003 and paid on September 10, 2003.

(2) The fourth quarter 2002 stock prices reflect the distribution of our 83% ownership interest in RRI on September 30, 2002. The closing price of RRI's common stock on that date was $1.75 per share.

(3) The reduction in the quarterly dividend to $0.16 reflects the reduced size of CenterPoint Energy after its distribution of all the shares of common stock of Reliant Resources it owned.

                               THE EXCHANGE OFFER

SECURITIES SUBJECT TO THE EXCHANGE OFFER

            We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $1,000 principal amount of new notes and an exchange fee of $1.50 for each $1,000 principal amount of validly tendered and accepted old notes. We are offering to exchange new notes for all of the old notes. However, the exchange offer is subject to the conditions described in this prospectus and the accompanying letter of transmittal. There is currently outstanding $575,000,000 in aggregate principal amount of old notes.

            You may tender all, some or none of your old notes, subject to the terms and conditions of the exchange offer. Holders of old notes must tender their old notes in a minimum principal amount of $1,000 and multiples thereof.

            The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

            We, our officers and directors, the dealer manager, the information agent, the exchange agent and the trustee do not make any recommendation to you as to whether to exchange all or any portion of your old notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your old notes for exchange and, if so, the amount of old notes to tender.

CONDITIONS TO THE EXCHANGE OFFER

            Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any old notes tendered, and we may terminate or amend this offer if any one of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it impractical to proceed with the offer or with the acceptance for exchange or exchange and issuance of the new notes:

            (1) No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

                  (a) challenges the making of the exchange offer or the exchange of old notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of old notes under the exchange offer, or

                  (b) in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or would be material to holders of old notes in deciding whether to accept the exchange offer.

            (2) (a) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of the NYSE or the Nasdaq National Market; (b) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market;
                  (c) no general banking moratorium shall have been declared by federal or New York authorities; and (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical to proceed with completion of the exchange offer.

            (3) The trustee with respect to the old notes shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, the exchange offer or the exchange of old notes under the exchange offer, nor shall the trustee or any holder of old notes have taken any action that challenges the validity or effectiveness of the procedures we use in making the exchange offer or the exchange of the old notes under the exchange offer.

            All of the foregoing conditions are for our sole benefit and we may waive them, in whole or in part, in our sole discretion. If we waive a condition, it will be deemed waived for all holders of the old notes. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

            The exchange offer is also subject to the condition that the registration statement and any post-effective amendment to the registration statement covering the new notes must be effective under the Securities Act. This condition is not waivable by us.

            If any of the foregoing conditions is not satisfied, we may, at any time before the expiration of the exchange offer:

            (1) terminate the exchange offer and return all tendered old notes to the holders thereof;

            (2) modify, extend or otherwise amend the exchange offer and retain all tendered old notes until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see "--Expiration Date; Extensions; Amendments," "
                  -- Proper Execution and Delivery of Letter of Transmittal" and "--Withdrawal of Tenders" below); or

            (3) waive the unsatisfied conditions (other than the condition relating to the effectiveness of the registration statement and any post-effective amendment to the registration statement, which may not be waived) and accept all old notes tendered and not previously withdrawn.

            Except for the requirements of applicable United States federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals we must obtain in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

            For purposes of the exchange offer, the term "expiration date" shall
mean 5:00 p.m., New York City time, on            , 2005, subject to our right
to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date will mean the latest date and time to which the exchange offer is extended.

            We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

            If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to twenty business days, depending upon the significance of the amendment, if the exchange offer would otherwise have expired during such five to twenty business day period. Any change in the consideration offered to holders of old notes in the exchange offer will be paid to all holders whose old notes have previously been tendered pursuant to the exchange offer.

            Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to the holders of the old notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

EFFECT OF TENDER

            Any valid tender by a holder of old notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of old notes will constitute the agreement by that holder to deliver good and marketable title to the tendered old notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE

            The new notes will be delivered in book-entry form and the exchange fee will be paid on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer.

            We will be deemed to have accepted validly tendered old notes when, and if, we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of new notes will be recorded in book-entry form by the exchange agent upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old notes for the purpose of receiving book-entry transfers of old notes in the exchange agent's account at DTC. If any validly tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if old notes are validly withdrawn, such withdrawn old notes will be returned without expense to the tendering holder or such old notes will be credited to an account maintained at DTC designated by the DTC participant who delivered the old notes, in either case, promptly after the expiration or termination of the exchange offer.

PROCEDURES FOR EXCHANGE

            If you hold old notes and wish to exchange them for new notes and the exchange fee, you must validly tender, or cause the valid tender of, your old notes using the procedures described in this prospectus and in the accompanying letter of transmittal.

            Only registered holders of old notes are authorized to tender the old notes. The procedures by which you may tender or cause to be tendered old notes will depend upon the manner in which the old notes are held, as described below.

      TENDER OF OLD NOTES HELD THROUGH A NOMINEE

            If you are a beneficial owner of old notes that are held of record by a custodian bank, depositary, broker, dealer, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the old notes on your behalf using one of the procedures described below. Your nominee will provide you with its instruction letter, which you must use to give these instructions.

      TENDER OF OLD NOTES THROUGH DTC

            Pursuant to authority granted by DTC, if you are a DTC participant that has old notes credited to your DTC account and thereby held of record by DTC's nominee, you may directly tender your old notes as if you were the record holder. References to registered or record holders include DTC participants with old notes credited to their accounts. If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the old notes at DTC for purposes of the exchange offer.

            Any participant in DTC may tender old notes by effecting a book-entry transfer of the old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC's ATOP procedures for transfer; if ATOP procedures are followed,

DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent. An "agent's message" is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A "book-entry confirmation" is a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to 5:00 p.m. New York City time on the expiration date of the exchange offer.

            Any DTC participant may also tender old notes by completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus.

            The letter of transmittal (or a signed facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent's message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent, and the exchange agent must have received a timely book-entry confirmation, prior to the expiration date of the exchange offer at its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

LETTER OF TRANSMITTAL

            Subject to and effective upon the acceptance for exchange and exchange of old notes for new notes, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent's message), a tendering holder of old notes:

- irrevocably sells, assigns and transfers to or upon our order all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder's status as a holder of the old notes tendered thereby;

-     waives any and all rights with respect to the old notes;

- releases and discharges us and the trustee with respect to the old notes from any and all claims such holder may have, now or in the future, arising out of or related to the old notes, including, without limitation, any claims that such holder is entitled to participate in any redemption of the old notes;

- represents and warrants that the old notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

- designates an account number of a DTC participant in which the new notes are to be credited; and

- irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered old notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the old notes tendered to be assigned, transferred and exchanged in the exchange offer.

PROPER EXECUTION AND DELIVERY OF LETTER OF TRANSMITTAL

            If you wish to participate in the exchange offer, delivery of your old notes, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you
(1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

            Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE

Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

- the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the old notes and the holder has not completed the portion entitled "Special Issuance and Payment Instructions" on the letter of transmittal; or

- the old notes are tendered for the account of an eligible guarantor institution.

GUARANTEED DELIVERY PROCEDURES

            If you desire to tender your old notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your old notes if:

-     your tender is made through an eligible institution;

- prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC's ATOP system and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

                  (1) sets forth the name and address of the holder of the old notes tendered;

                  (2)   states that the tender is being made thereby; and

                  (3) guarantees that within three trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

- book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three trading days after the expiration date.

WITHDRAWAL OF TENDERS

            Tenders of old notes in connection with the exchange offer may be withdrawn at any time prior to 5:00 p.m. New York City time on the expiration date of the exchange offer, but you must withdraw all of your old notes previously tendered. Tenders of old notes may not be withdrawn at any time after such date unless the exchange offer is extended, in which case tenders of old notes may be withdrawn at any time prior to the expiration date, as extended. In addition, tenders may be withdrawn if we have not accepted old notes tendered
for exchange at any time after     , 2005.

            Beneficial owners desiring to withdraw old notes previously tendered should contact the DTC participant through which such beneficial owners hold their old notes. In order to withdraw old notes previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange agent, by mail, hand delivery or facsimile transmission, a notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. However, signatures on the notice of withdrawal need not be guaranteed if the old notes being withdrawn are held for the account of an eligible guarantor institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant's name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

            Withdrawals of tenders of old notes may not be rescinded and any old notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn old notes, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

MISCELLANEOUS

            All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of old notes in connection with the exchange offer will be determined by us, in our reasonable judgment, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any old notes in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of old notes unless we waive that condition for all such holders. None of us, the exchange agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

            Tenders of old notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such old notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

TRANSFER TAXES

            We will pay all transfer taxes, if any, applicable to the transfer and exchange of old notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

- if new notes in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

- if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal.

            If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the old notes tendered by such holder.

OTHER FEES AND EXPENSES

            Tendering holders of old notes will not be required to pay any expenses of soliciting tenders in the exchange offer. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

EXCHANGE AGENT

            JPMorgan Chase Bank, National Association has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner's custodian bank, depositary, broker, dealer, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this prospectus. We will pay the exchange agent a fee of $7,500 plus $50 per tender for each tender in excess of 100 tenders for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

INFORMATION AGENT

            MacKenzie Partners, Inc. has been appointed as the information agent for the exchange offer and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address set forth on the back cover page of this prospectus. Holders of old notes may also contact their custodian bank, depositary, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

DEALER MANAGER

            We have retained Banc of America Securities LLC to act as dealer manager in connection with the exchange offer.

            We have agreed to pay Banc of America Securities LLC customary fees for its services as dealer manager in connection with the offer and will reimburse the dealer manager for certain out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with the exchange offer. The obligations of the dealer manager are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the dealer manager may be required to make in respect thereof. Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address set forth on the back cover page of this prospectus.

            From time to time, the dealer manager and its affiliates have provided investment banking, commercial banking and financial advisory services to us for customary compensation. At any given time, the dealer manager may trade the old notes or other securities of ours or our affiliates for its own accounts or for the accounts of its customers, and accordingly, may hold a long or a short position in the old notes or other securities. To the extent the dealer manager owns old notes in these accounts at the time of the exchange offer, the dealer manager may tender those old notes. The dealer manager was an initial purchaser in the private placement of the old notes.

            None of the dealer manager, the information agent or the exchange agent assumes any responsibility for the accuracy or completeness of the information concerning us or our affiliates contained in this document or related documents or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

                          DESCRIPTION OF THE NEW NOTES

            We will issue the new notes under an indenture dated as of May 19, 2003 between us and JPMorgan Chase Bank, National Association (formerly JPMorgan Chase Bank), as trustee, as supplemented. The descriptions under this heading are summaries of the material provisions of the new notes and the indenture. Such summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, the form of supplemental indenture and the form of new note which are included as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference. For purposes of this summary, the terms "we," "our," "ours" and "us" refer only to CenterPoint Energy, Inc. and not to any of our subsidiaries.

            We may issue debt securities from time to time in one or more series under the indenture. There is no limitation on the amount of debt securities we may issue under the indenture. In addition to the old notes, our 5.875% Senior Notes due 2008 ($200,000,000 outstanding), our 6.85% Senior Notes due 2015 ($200,000,000 outstanding), our 7.25% Senior Notes due 2010 ($200,000,000 outstanding) and our 2.875% Convertible Senior Notes due 2024 ($255,000,000 outstanding) are currently outstanding under the indenture.

GENERAL

            The new notes will mature on May 15, 2023. The new notes will be issued only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. We may issue additional notes of the same series for a certain period of time after the exchange offer without the consent of the holders of the new notes, but the new notes will be limited to $575,000,000 in aggregate principal amount.

            The new notes will:

            -     be general unsecured obligations,

            - rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness, and

            - with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

            As of January 31, 2005, CenterPoint Energy, on an unconsolidated basis, had approximately $3.7 billion aggregate principal amount of outstanding indebtedness. Of this indebtedness, approximately $247 million is secured by the stock of Texas Genco and approximately $678 million of obligations relating to pollution control bonds issued on CenterPoint Energy's behalf are secured by general mortgage bonds and first mortgage bonds of CenterPoint Houston. Excluding subsidiaries issuing trust preferred securities and transition bonds, as of January 31, 2005, our subsidiaries had approximately $5.3 billion aggregate principal amount of external indebtedness, of which approximately $2.9 billion is secured, as well as other liabilities.

STRUCTURAL SUBORDINATION

            We are a holding company that conducts substantially all of our operations through our subsidiaries. Our only significant assets are the capital stock of our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, dividends or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, including the 1935 Act, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we may require to pay our debt service obligations, including payments on the new notes. In addition, the new notes will be effectively subordinated to all of the liabilities of our subsidiaries with regard to the assets and earnings of our subsidiaries.

INTEREST

            Interest on the new notes will:

            - accrue at the rate of 3.75% per year, from the last interest payment date on which interest was paid on the old notes,

            - be payable semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2005,

            - be payable to the person in whose name the new notes are registered at the close of business on the May 1 and November 1 immediately preceding the applicable interest payment date, which we refer to with respect to the new notes as "regular record dates,"

            - be computed on the basis of a 360-day year comprised of twelve 30-day months, and

            - be payable on overdue interest (including contingent interest, if any) to the extent permitted by law at the same rate as interest is payable on principal.

            If any interest payment date, the maturity date, or any redemption date or purchase date (including upon the occurrence of a Fundamental Change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the relevant interest payment date, maturity date, redemption date or purchase date. The term "business day" means, with respect to any new note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

            In addition, we will pay contingent interest on the new notes under the circumstances described below under "--Contingent Interest."

CONTINGENT INTEREST

            We will pay contingent interest to the holders of new notes during any six-month period from May 15 to November 14 or from November 15 to May 14 commencing on or after May 15, 2008 for which the average trading price of a new note for the applicable five trading day reference period equals or exceeds 120% of the principal amount of the new note as of the day immediately preceding the first day of the applicable six-month interest period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period.

            During any period when contingent interest is payable, the contingent interest payable per new note in respect of any six-month period will equal 0.25% of the average trading price of the new note for the applicable five trading day reference period.

            The record date and payment date for contingent interest, if any, will be the same as the regular record date and payment date for the semi-annual interest payments on the new notes.

            The "trading price" of the new notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of new notes obtained by the bid solicitation agent for $10 million principal amount of new notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated, nationally recognized securities dealers we select, provided that if:

            - at least three such bids are not obtained by the bid solicitation agent, or

            - in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the new notes, then the trading price of the new notes will equal (a) the then applicable conversion rate of the new notes multiplied by (b) the average of the last reported sale prices of our common stock for the five trading days ending on such determination date, appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day during that five day trading period and ending on such determination date, of any event that would result in an adjustment of the conversion rate under the indenture.

            The "last reported sale price" of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

            If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

            If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

            The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent at any time, but the bid solicitation agent may not be our affiliate. The bid solicitation agent will solicit bids from nationally recognized securities dealers we believe are willing to bid for the new notes.

            We will notify the holders of the new notes upon a determination that they will be entitled to receive contingent interest during a six-month interest period. In connection with providing such notice, we will issue a press release and publish a notice containing information regarding the contingent interest determination in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

OPTIONAL REDEMPTION

            No sinking fund is provided for the new notes. Prior to May 15, 2008, the new notes will not be redeemable. On or after May 15, 2008, we may redeem for cash all or part of the new notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the trustee, the paying agent and each holder of new notes, for a price equal to 100% of the principal amount of the new notes to be redeemed plus any accrued and unpaid interest, including contingent interest, if any, to the redemption date.

            If we decide to redeem fewer than all of the outstanding new notes, the trustee will select the new notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

            If the trustee selects a portion of your new note for partial redemption and you convert a portion of the same new note, the converted portion will be deemed to be from the portion selected for redemption.

            In the event of any redemption in part, we will not be required to:

            - issue, register the transfer of or exchange any new note during a period of 15 days before the mailing of the redemption notice, or

            - register the transfer of or exchange any new note so selected for redemption, in whole or in part, except the unredeemed portion of any new note being redeemed in part.

CONVERSION RIGHTS

            Subject to the conditions and during the periods and under the circumstances described below, holders may convert each of their new notes into a combination of cash and common stock as described under "-Net Share Settlement Upon Conversion," initially at a conversion rate of 86.3558 shares of common stock per $1,000 principal amount of new notes (equivalent to an initial conversion price of $11.58 per share of common stock) at any time prior to the close of business on May 15, 2023. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder's new notes so long as the new notes converted are an integral multiple of $1,000 principal amount.

            Except as otherwise described below, you will not receive any cash payment representing accrued and unpaid interest (including contingent interest, if any) upon conversion of a new note and we will not adjust the conversion rate to account for the accrued and unpaid interest. Delivery of cash and shares of common stock in a collective amount equal to the "conversion value" (as such term is defined under "--Net Share Settlement Upon Conversion") will be deemed to satisfy our obligation to pay the principal amount of the new notes, including accrued and unpaid interest (including contingent interest, if any). As a result, accrued and unpaid interest (including contingent interest, if any) will be deemed paid in full rather than canceled, extinguished or forfeited. The trustee will initially act as the conversion agent.

            If a holder converts new notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

            If a holder wishes to exercise its conversion right, such holder must deliver a conversion notice, together, if the new notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The date you comply with these requirements is referred to as the "conversion date." Holders may obtain copies of the required form of the conversion notice from the conversion agent. Cash payable upon conversion, together with a certificate for the number of full shares of our common stock, if any, into which any notes are converted, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

            If a holder has already delivered a purchase notice as described under either "--Purchase of New Notes by Us at the Option of the Holder" or " --Fundamental Change Requires Purchase of New Notes by Us at the Option of the Holder" with respect to a new note, however, the holder may not surrender that new note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

            Holders of new notes at the close of business on a regular record date will receive payment of interest, including contingent interest, if any, payable on the corresponding interest payment date notwithstanding the conversion of such new notes at any time after the close of business on such regular record date. New notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date must be accompanied by payment of an amount equal to the interest, including contingent interest, if any, that the holder is to receive on the new notes; provided, however, that no such payment need be made if (1) we have specified a redemption date that is after a record date and on or prior to the immediately following interest payment date, (2) we have specified a purchase date following a Fundamental Change that is during such period or (3) any overdue interest (including overdue contingent interest, if any) exists at the time of conversion with respect to such new notes to the extent of such overdue interest.

            Holders may surrender their new notes for conversion into cash and, if applicable, shares of our common stock prior to stated maturity in only the circumstances described below.

            CONVERSION UPON SATISFACTION OF SALE PRICE CONDITION. A holder may surrender any of its new notes for conversion into cash and, if applicable, shares of our common stock in any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to

120% or, following May 15, 2008, 110% of the conversion price per share of our common stock on such last trading day.

            CONVERSION UPON REDEMPTION. If we redeem the new notes, holders may convert new notes into cash and, if applicable, shares of our common stock at any time prior to the close of business on the second business day immediately preceding the redemption date, even if the new notes are not otherwise convertible at such time.

            CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS. If we elect to:

            - distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, or

            - distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the new notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their new notes for conversion into cash and, if applicable, common stock at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the new notes are not otherwise convertible at such time; provided, however, that a holder may not exercise this right to convert if the holder may participate in the distribution without conversion. The "ex-dividend date" is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

            In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities, or if a transaction described in clause (3) of the definition of Fundamental Change in "Fundamental Change Requires Purchase
of New Notes by Us at the Option of the Holder" occurs on or prior to    and
results in an increase in the conversion rate of the new notes as described under "Conversion Rate Adjustments-Adjustment to Conversion Rate Upon Certain Fundamental Changes - General," a holder may surrender new notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction (or, if such transaction also results in holders having a right to require us to repurchase their new notes, until the Fundamental Change purchase date).

            If and only to the extent holders elect to convert new notes in connection with a transaction described in clause (3) of the definition of Fundamental Change in "Fundamental Change Requires Purchase of New Notes by Us
at the Option of the Holder" below that occurs on or prior to    pursuant to
which 10% or more of the consideration for our common stock (other than cash payments for fractional shares) in such Fundamental Change transaction consists of cash, securities or other property that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate by a number of additional shares as described under "Conversion Rate Adjustments-Adjustment to Conversion Rate Upon Certain Fundamental Changes - General" or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the new notes are convertible into shares of the acquiring or surviving entity as described under "Conversion Rate Adjustments-Adjustment to Conversion Rate Upon Certain Fundamental Changes-Conversion Upon a Public Acquirer Change of Control."

            If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the conversion value and the "net share amount" (as such term is defined in " - Net Share Settlement Upon Conversion") will be based on the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its new notes immediately prior to the effectiveness of the transaction. In addition, if holders convert their new notes following the effectiveness of the transaction, the net share amount will be paid in such cash, securities or other property rather than shares of our common stock. Notwithstanding the first sentence of this paragraph, if we elect to adjust the conversion rate and our conversion obligation as described in "Conversion Rate Adjustments - Adjustment to Conversion Rate Upon Certain Fundamental Changes - Conversion Upon a Public Acquirer Change of Control," the provisions described in that section will apply instead of the provisions described in the first sentence of this paragraph.

            If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its new notes as described below under "--Fundamental Change Requires Purchase of New Notes by
Us at the Option of the Holder."

            CONVERSION UPON CREDIT RATINGS EVENT. A holder may convert new notes into our common stock and cash during any period in which the credit ratings assigned to the new notes by both Moody's Investors Service, Inc. and S&P's Ratings Services are lower than Ba2 and BB, respectively, or the new notes are no longer rated by at least one of these ratings services or their successors.

            CONVERSION RATE ADJUSTMENTS. The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

                  (1) the payment of dividends and other distributions on our common stock payable exclusively in shares of our common stock or our other capital stock,

                  (2) the issuance to all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the market price on the record date for the determination of shareholders entitled to receive the rights or warrants,

                  (3) subdivisions, combinations, or certain reclassifications of our common stock,

                  (4) distributions to all holders of our common stock of our assets, debt securities or rights or warrants to purchase our securities (excluding (A) any dividend, distribution or issuance covered by clauses (1) or (2) above, (B) any dividend or distribution paid exclusively in cash, and (C) our prior distributions of shares of common stock of RRI and of Texas Genco), if these distributions, aggregated on a rolling twelve-month basis, have a per share value exceeding 15% of the market price of our common stock on the trading day immediately preceding the declaration of the distribution. In cases where (a) the fair market value per share of common stock of the assets, debt securities or rights or warrants to purchase our securities distributed to shareholders equals or exceeds the market price of our common stock on the record date for the determination of shareholders entitled to receive such distribution, or (b) the market price of our common stock on the record date for determining the shareholders entitled to receive the distribution exceeds the fair market value per share of common stock of the assets, debt securities or rights or warrants so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to cash and, if applicable, shares of our common stock, the kind and amount of assets, debt securities or rights or warrants comprising the distribution that the holder would have received if the holder had converted the holder's new notes immediately prior to the record date for determining the shareholders entitled to receive the distribution, and

                  (5) distributions made during any of our quarterly fiscal
            periods consisting exclusively of cash to all holders of outstanding shares of common stock in an aggregate amount that, together with
            (A) other all-cash distributions made during such quarterly fiscal period, and (B) any cash and the fair market value, as of the expiration of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) of any consideration payable in respect of any tender or exchange offer, by us or any of our subsidiaries for shares of common stock concluded during such quarterly fiscal period, exceed the product of $0.10 (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock) multiplied by the number of shares of common stock outstanding on the record date for such distribution.

            With respect to paragraph (4) above, in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average last reported sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

            Notwithstanding the foregoing, in no event will the conversion rate exceed 129.5337, which we refer to as the "maximum conversion rate," as a result of an adjustment pursuant to paragraphs (4) and (5) above or pursuant to a transaction described in clause (3) of the definition of Fundamental Change. The maximum conversion rate will be appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock.

            In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of new notes at least 15 days' notice of such an increase in the conversion rate.

            As used in this prospectus, "market price" means the average of the last reported sale prices per share of our common stock for the 20 trading day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading day period and ending on the applicable date of determination, of any event that would result in an adjustment of the conversion rate under the indenture.

            No adjustment to the conversion rate or the ability of a holder of a new note to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

            The applicable conversion rate will not be adjusted:

            - upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan,

            - upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries,

            - upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the new notes were first issued,

            -     for a change in the par value of our common stock, or

            - for accrued and unpaid interest, including contingent interest, if any.

            If, upon conversion of the new notes, holders will receive shares of our common stock, holders will also receive the rights under our shareholder rights plan or under any future rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged. See "Description of Capital Stock--Shareholder Rights Plan."

            No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

            ADJUSTMENT TO CONVERSION RATE UPON CERTAIN FUNDAMENTAL CHANGES.

            GENERAL. If and only to the extent holders elect to convert new notes in connection with a transaction described in clause (3) of the definition of Fundamental Change in " -- Fundamental Change Requires Purchase of New Notes
by Us at the Option of the Holder" below that occurs on or prior to    pursuant
to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares) in such Fundamental Change transaction consists of cash or securities or other property that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate for the new notes surrendered for conversion by a number of additional shares (the "additional shares") as described below.

            The number of additional shares will be determined by reference to the table below, based on the date on which such Fundamental Change transaction becomes effective (the "effective date") and the price (the "stock price") paid per share of our common stock in such Fundamental Change transaction. If holders of our common stock receive only cash in such Fundamental Change transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such Fundamental Change transaction.

            The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the new notes is adjusted, as described above under " - Conversion Rate Adjustments." The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "-Conversion Rate
Adjustments."

            The following table sets forth the hypothetical stock price and number of additional shares to be issuable per $1,000 principal amount of new notes:

                                                   STOCK PRICE
                --------------------------------------------------------------------------------------------
                $7.72  $9.00  $10.00  $11.00  $11.58  $13.00  $15.00  $18.00  $20.00  $25.00  $30.00  $35.00
                -----  -----  ------  ------  ------  ------  ------  ------  ------  -----   ------  ------
EFFECTIVE DATE

May 15, 2005

May 15, 2006

May 15, 2007

May 15, 2008

            The stock prices and additional share amounts set forth above are based on a common stock price of $7.72 at the time of the initial offering of the old notes on May 13, 2003 and an initial conversion price of $11.58.

            The exact stock prices and effective dates may not be set forth in the table above, in which case:

      - If the stock price is between the two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

      -     If the stock price is in excess of $        per share (subject to
            adjustment), no additional shares will be issuable upon conversion.

      -     If the stock price is less than $          per share (subject to
            adjustment), no additional shares will be issuable upon conversion.

            Our obligation to satisfy the additional share requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

            Conversion Upon a Public Acquirer Change of Control. Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of increasing the conversion rate by additional shares as described under " - Adjustment to Conversion Rate Upon Certain Fundamental Changes - General" above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the new notes will be entitled to convert their new notes (subject to the satisfaction of the conditions to conversion described under "Conversion Rights") into a number of shares of public acquirer common stock (as defined below) by adjusting the conversion rate in effect immediately prior to the public acquirer change of control by a fraction:

      - the numerator of which will be (1) in the case of a share exchange, consolidation or merger, pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (2) in the case of any other public acquirer change of control, the average of the last reported sale price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

      - the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

            A "public acquirer change of control" means any event constituting a Fundamental Change that would otherwise obligate us to increase the conversion rate as described above under " - Adjustment to Conversion Rate Upon Certain Fundamental Changes - General" and the acquirer (or any other entity that directly or indirectly has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the voting power of all shares of the acquirer's capital stock that are entitled to vote generally in the election of directors or that is a direct or indirect wholly owned subsidiary of the acquirer) has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change (the "public acquirer common stock").

            Upon a public acquirer change of control, if we so elect, holders may convert their new notes (subject to the satisfaction of the conditions to conversion described under "Conversion Rights") at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to the increased conversion rate described under " - Adjustment to Conversion Rate Upon Certain Fundamental Changes - General." We are required to notify holders of new notes of our election in our notice to holders of such transaction. As described above under "Conversion Rights - Conversion Upon Specified Corporate Transactions," holders may convert their new notes upon a public acquirer change of control during the periods specified. In addition, a holder may also, subject to certain conditions, require us to repurchase all or a portion of its new notes as described under "Fundamental Change Requires Purchase of New Notes by Us at the Option of the Holder."

            NET SHARE SETTLEMENT UPON CONVERSION. Subject to certain exceptions described above under "--Conversion upon Specified Corporate Transactions," once new notes are tendered for conversion, holders tendering the new notes will be entitled to receive, per $1,000 principal amount of new notes, cash and, if applicable, shares of our common stock. The aggregate value of the cash and shares to which a holder is entitled upon conversion of each

$1,000 principal amount of new notes is referred to as the "conversion value" and will be equal to the product of (1) the applicable conversion rate on the conversion date, and (2) the average of the closing price of our common stock for each of the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second trading day immediately following the day the notes are submitted for conversion, which we refer to as the "10-day average price."

            Subject to certain exceptions described above and under "-- Conversion upon Specified Corporate Transactions," we will deliver the conversion value of the notes surrendered for conversion to converting holders as follows:

            - an amount in cash, referred to as the "principal return," equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted;

            - if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount equal to such aggregate conversion value less the principal return, referred to as the "net share amount," at our option, in whole shares, referred to as the "net shares," determined as set forth below, in cash or in a combination thereof; and

            - an amount in cash in lieu of any fractional shares of common stock.

            The cash payment and the number of net shares, if any, to be paid will be determined by dividing the net share amount by the 10-day average price.

            The conversion value, principal return, net share amount and the number of net shares, if any, will be determined by us at the end of the 10 consecutive trading day period beginning on the second trading day immediately following the Conversion Date, referred to as the "determination date." We will pay the cash and deliver the net shares, if any, as promptly as practicable after the determination date, but in no event later than five business days after the later of the determination date and the date the holder satisfies the conversion procedure requirements.

PURCHASE OF NEW NOTES BY US AT THE OPTION OF THE HOLDER

            Holders have the right to require us to purchase the new notes on May 15, 2008, May 15, 2013 and May 15, 2018 (each, a "purchase date"). Any new note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding new notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the fifth business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related new notes. Our purchase obligation will be subject to some additional conditions as described in the indenture. Also, as described in the "Risk Factors" section of this prospectus under the caption "Risks Related to the New Notes -- We may not have the funds necessary to purchase the new notes at the option of the holders or make the required cash payments upon a conversion of the new notes," we may not have funds sufficient to purchase the new notes when we are required to do so. Our failure to purchase the new notes when we are required to do so will constitute an event of default under the indenture with respect to the new notes.

            The purchase price payable will be equal to 100% of the principal amount of the new notes to be purchased plus any accrued and unpaid interest, including contingent interest, if any, to such purchase date. For a discussion of the United States federal income tax treatment of a holder receiving cash, see "Material United States Federal Income Tax Considerations."

            On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the new notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

            -     the purchase price,

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            -     the name and address of the paying agent and the conversion agent, and

            - the procedures that holders must follow to require us to purchase their new notes.

            In connection with providing such notice, we will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

            A notice electing to require us to purchase your new notes must state:

            - if certificated new notes have been issued, the certificate numbers of the new notes,

            - the portion of the principal amount of new notes to be purchased, in integral multiples of $1,000, and

            - that the new notes are to be purchased by us pursuant to the applicable provisions of the new notes and the indenture.

If the new notes are not in certificated form, your notice must comply with appropriate DTC procedures.

            No new notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the new notes.

            You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

            -     the principal amount of the withdrawn new notes,

            - if certificated new notes have been issued, the certificate numbers of the withdrawn new notes, and

            - the principal amount, if any, which remains subject to the purchase notice.

If the new notes are not in certificated form, your notice must comply with appropriate DTC procedures.

            You must either effect book-entry transfer or deliver the new notes, together with necessary endorsements, to the office of the paying agent to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the new notes. If the paying agent holds money sufficient to pay the purchase price of the new notes on the business day following the purchase date, then on and after the purchase date:

            - the new notes will cease to be outstanding and interest, including contingent interest, will cease to accrue (whether or not book-entry transfer of the new notes is made or whether or not the new notes are delivered to the paying agent), and

            - all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the new notes).

FUNDAMENTAL CHANGE REQUIRES PURCHASE OF NEW NOTES BY US AT THE OPTION OF THE HOLDER

            If a Fundamental Change (as defined below in this section) occurs at any time prior to May 15, 2008, holders will have the right, at their option, to require us to purchase any or all of their new notes for cash, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the new notes to be purchased plus accrued and

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unpaid interest, including contingent interest, if any, to the Fundamental
Change purchase date. If a Fundamental Change occurs on or after May 15, 2008 no holder will have a right to require us to purchase any new notes, except as described above under " -- Purchase of New Notes by Us at the Option of the Holder." For a discussion of the United States federal income tax treatment of a holder receiving cash, see "Material United States Federal Income Tax Considerations."

            A "Fundamental Change" will be deemed to have occurred at the time after the new notes are originally issued that any of the following occurs:

                  (1) our common stock or other common stock into which the new notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States,

                  (2) a "person" or "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934 other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Securities Exchange Act of 1934 disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors,

                  (3) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change, or

                  (4) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

            A Fundamental Change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

                  (1) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the public announcement thereof, equals or exceeds 105% of the conversion price of the new notes in effect immediately before the Fundamental Change or the public announcement thereof, or

                  (2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the new notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

            For purposes of the above paragraph the term capital stock of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

            "Continuing director" means a director who either was a member of our board of directors on May 13, 2003 who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board

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of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

            On or before the 30th day after the occurrence of a Fundamental Change, we will provide to the trustee, the paying agent and to all holders of the new notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

            -     the events causing the Fundamental Change,

            -     the date of the Fundamental Change,

            - the last date on which a holder may exercise the purchase right,

            -     the Fundamental Change purchase price,

            -     the Fundamental Change purchase date,

            - the name and address of the paying agent and the conversion agent,

            - the conversion rate and any adjustments to the conversion rate,

            - that new notes with respect to which a Fundamental Change purchase notice has been given by the holder may be converted only if the holder withdraws the Fundamental Change purchase notice in accordance with the terms of the indenture, and

            - the procedures that holders must follow to require us to purchase their new notes.

            In connection with providing such notice, we will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

            To exercise the purchase right, holders must deliver, on or before the 35th day after the date of our notice of a Fundamental Change, subject to extension to comply with applicable law, the new notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change Purchase Notice" duly completed, to the paying agent. The purchase notice must state:

            - if certificated, the certificate numbers of the new notes to be delivered for purchase,

            - the portion of the principal amount of new notes to be purchased, which must be $1,000 or an integral multiple thereof, and

            - that the new notes are to be purchased by us pursuant to the applicable provisions of the new notes and the indenture.

If the new notes are not in certificated form, the notice must comply with applicable DTC procedures.

            Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal must state:

            -     the principal amount of the withdrawn new notes,

            - if certificated new notes have been issued, the certificate numbers of the withdrawn new notes, and

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

            - the principal amount, if any, which remains subject to the purchase notice.

If the new notes are not in certificated form, the notice must comply with applicable DTC procedures.

            We will be required to purchase the new notes no later than 35 days after the date of our notice of the occurrence of the relevant Fundamental Change, subject to extension to comply with applicable law. Holders will receive payment of the Fundamental Change purchase price promptly following the later of the Fundamental Change purchase date or the time of book-entry transfer or the delivery of the new notes. If the paying agent holds money or securities sufficient to pay the Fundamental Change purchase price of the new notes on the business day following the Fundamental Change purchase date, then on and after the Fundamental Change purchase date:

            - the new notes will cease to be outstanding and interest, including contingent interest, if any, will cease to accrue (whether or not book-entry transfer of the new notes is made or whether or not the new notes are delivered to the paying agent), and

            - all other rights of the holder will terminate (other than the right to receive the Fundamental Change purchase price upon delivery or transfer of the new notes).

            The rights of the holders to require us to purchase their new notes upon a Fundamental Change could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

            The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the new notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

            No new notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the Fundamental Change purchase price of the new notes.

            The definition of Fundamental Change includes a phrase relating to the sale, lease or other transfer of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the new notes to require us to purchase its new notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

            If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. See "Risk Factors" under the caption "Risks Related to the New Notes -- We may not have the funds necessary to purchase the new notes at the option of the holders or make the required cash payments upon a conversion of the new notes." Our failure to purchase the new notes when required following a Fundamental Change will constitute an event of default under the indenture with respect to the new notes. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

CONSOLIDATION, MERGER AND SALE OF ASSETS

            Under the indenture, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, referred to as a "successor person" unless:

            - the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia,

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

            - the successor person expressly assumes our obligations with respect to the new notes and the indenture,

            - immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing, and

            - we have delivered to the trustee the certificates and opinions required under the indenture.

            However, certain of these transactions occurring prior to May 15, 2008 could constitute a Fundamental Change (as defined above) permitting each holder to require us to purchase the new notes of such holder as described above.

EVENTS OF DEFAULT

            Each of the following will be an event of default under the indenture with respect to the new notes:

            - our failure to pay the principal of or premium, if any, on the new notes when due,

            - our failure to pay any interest, including contingent interest, if any, on the new notes for 30 days after the interest becomes due,

            - our failure to perform, or our breach, in any material respect, of any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities issued under the indenture, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding new notes have given us written notice of the failure or breach in the manner required by the indenture,

            - the default by us, CERC or CenterPoint Houston in a scheduled payment at maturity, upon redemption or otherwise in the aggregate principal amount of $50 million or more, after the expiration of any applicable grace period, of any Indebtedness, or the acceleration of any Indebtedness of us, CERC or CenterPoint Houston in such aggregate principal amount, so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such payment default is not cured or such acceleration is not rescinded within 30 days after notice to us in accordance with the terms of the Indebtedness; provided that such payment default or acceleration of CERC or CenterPoint Houston will not be an event of default if, at the time such event occurs, CERC or CenterPoint Houston, as the case may be, is not one of our affiliates,

            - specified events involving bankruptcy, insolvency or reorganization of us, CERC or CenterPoint Houston; provided that any specified event involving CERC or CenterPoint Houston will not be an event of default if, at the time such event occurs, CERC or CenterPoint Houston, as the case may be, is not one of our affiliates,

            - our failure to redeem new notes after we have exercised our redemption option,

            - our failure to satisfy our conversion obligation upon exercise of a holder's conversion right, and

            - our failure to purchase new notes upon the occurrence of a Fundamental Change or exercise by a holder of its option to require us to purchase such holder's new notes,

provided, however, that no event described in the third bullet point above will be an event of default until an officer of the trustee, assigned to and working in the trustee's corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office, and the notice refers to the new notes generally, us and the indenture.

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            If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding new notes may declare the principal amount of the new notes due and immediately payable. In order to declare the principal amount of the new notes due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the new notes plus accrued and unpaid interest, including contingent interest, if any, which has then been accrued.

            This right does not apply if an event of default described in the fifth bullet point above occurs. If one of the events of default described in the fifth bullet point above occurs and is continuing, the new notes then outstanding under the indenture shall be due and payable immediately.

            At any time after any declaration of acceleration of the new notes, but before a judgment or decree for payment of the money due has been obtained by the trustee, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

-     we have paid or deposited with the trustee a sum sufficient to pay:

                  - all overdue installments of interest on the new notes, including contingent interest, if any,

                  - the principal of (and premium, if any, on) the new notes which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor,

                  - to the extent lawfully permitted, interest upon overdue interest, and

                  -     all sums owed to the trustee under the indenture, and

- all events of default, other than the non-payment of the principal amount of the new notes which became due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. See " -- Modification and Waiver" below.

            If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. The holders of a majority in principal amount of the outstanding new notes will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the new notes, provided that:

-     the direction is not in conflict with any law or the indenture,

- the trustee may take any other action it deems proper which is not inconsistent with the direction, and

- the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law.

            A holder of a new note may only pursue a remedy under the indenture if:

- the holder has previously given the trustee written notice of a continuing event of default for the new notes,

- holders of at least 25% in principal amount of the outstanding new notes have made a written request to the trustee to pursue that remedy,

-     the holders have offered reasonable indemnity to the trustee,

- the trustee fails to pursue that remedy within 60 days after receipt of the request, and

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-     during that 60-day period, the holders of a majority in principal amount of the new notes do not give the trustee a direction inconsistent with the request.

However, these limitations do not apply to a suit by a holder of a new note demanding payment of the principal, premium, if any, or interest on a new note on or after the date the payment is due.

            We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any.

MODIFICATION AND WAIVER

            We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the new notes in order to:

- evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

- add to our covenants for the benefit of the holders of any series of debt securities issued under the indenture or to surrender any of our rights or powers,

- add events of default for any series of debt securities issued under the indenture,

- add to or change any provision of the indenture to the extent necessary to issue new notes in bearer form,

- add to, change or eliminate any provision of the indenture applying to one or more series of debt securities issued under the indenture, provided that if such action adversely affects the interests of any holder of any series of debt securities, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding,

- convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture,

- establish the form or terms of any series of debt securities issued under the indenture,

- provide for uncertificated securities in addition to certificated securities,

- evidence and provide for successor trustees or to add to or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities,

- correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

- supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

- comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

- add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act of 1939, provided that the action does not adversely affect the rights or interests of any holder of debt securities.

            We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of one or more series of debt securities, including the new notes, if we obtain the consent of the holders of a majority in principal amount of the outstanding

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debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

- changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the indenture,

- reduces the principal amount of, or any premium or interest on, any debt security,

- reduces the redemption price, purchase price or Fundamental Change purchase price of the new notes or changes the terms applicable to redemption or purchase in a manner adverse to the holder,

- reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

- changes the place or currency of payment of principal, premium, if any, or interest,

- impairs the right to institute suit for the enforcement of any payment on any new note,

- reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture,

- reduces the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

- makes certain modifications to such provisions with respect to modification and waiver,

- makes any change that adversely affects the right to convert or exchange any debt security, including the new notes, or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security,

- alters the manner of calculation or rate of contingent interest payable on any new note or extends the time for payment of any such amount, or

- changes the terms and conditions pursuant to which any series of debt securities that is secured in a manner adverse to the holders of the debt securities.

            Holders of a majority in principal amount of the outstanding new notes may waive past defaults or noncompliance with restrictive provisions of the indenture. However, the consent of holders of each outstanding new note is required to:

- waive any default in the payment of principal, premium, if any, or interest,

- waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding new note,

- waive any default in any payment of redemption price, purchase price or Fundamental Change purchase price with respect to any new notes, or

- waive any default which constitutes a failure to convert any new note in accordance with its terms and the terms of the indenture.

            In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the indenture as of a specified date:

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

- the principal amount of an "original issue discount security" that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date,

- if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security,

- the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the $U.S. equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

- debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

            An "original issue discount security" means a debt security issued under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402 of the indenture, will not be deemed to be outstanding.

            We will generally be entitled to set any day as a record date for determining the holders of outstanding new notes entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding new notes. If a record date is set for any action to be taken by holders, the action may be taken only by persons who are holders of outstanding new notes on the record date. To be effective, the action must be taken by holders of the requisite principal amount of new notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. This period may be shortened or lengthened by not more than 180 days.

DEFEASANCE

            The new notes will be subject to both legal defeasance and discharge and covenant defeasance at our option. However, our obligations with respect to the convertibility of the new notes will survive any such action by us.

            DEFEASANCE AND DISCHARGE. We will be discharged from all of our obligations with respect to the new notes, except for certain obligations to convert, exchange or register the transfer of new notes, to replace stolen, lost or mutilated new notes, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of the new notes of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the new notes to the stated maturity of the new notes in accordance with the terms of the indenture and the new notes. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the new notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

            DEFEASANCE OF CERTAIN COVENANTS. In certain circumstances, we may omit to comply with specified restrictive covenants, and that in those circumstances the occurrence of certain events of default, which are described in the third bullet point under " -- Events of Default" above, with respect to such restrictive covenants, and those described in the fourth bullet point under " -- Events of Default" above, will be deemed not to be or result in an event of default, in each case with respect to the new notes. We, in order to exercise such option, will be

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required to deposit, in trust for the benefit of the holders of the new notes, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the new notes to the stated maturity in accordance with the terms of the indenture and the new notes. However, our obligations with respect to the convertibility of the new notes will survive any such action by us. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the new notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any new notes and the new notes were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on the new notes at the time of their stated maturity, but might not be sufficient to pay amounts due on such new notes upon any acceleration resulting from the event of default. In such case, we would remain liable for those payments.

SATISFACTION AND DISCHARGE

            We may discharge our obligations under the indenture while new notes remain outstanding, other than our obligations in respect of conversion, if (1) all outstanding debt securities issued under the indenture have become due and payable, whether at stated maturity, or any redemption date or any purchase date, (2) all outstanding debt securities issued under the indenture have or will become due and payable at their scheduled maturity within one year, or (3) all outstanding debt securities issued under the indenture are scheduled for redemption in one year, and in each case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indenture on the date of their scheduled maturity or the scheduled date of redemption or purchase.

CALCULATIONS IN RESPECT OF NEW NOTES

            We will be responsible for making all calculations called for under the new notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the new notes and the conversion price of the new notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of new notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of new notes upon the request of that holder.

SINKING FUND

            We are not obligated to make mandatory redemption or sinking fund payments with respect to the new notes.

RESTRICTIVE COVENANT

            Other than the covenant described below, the indenture does not contain financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing any of our other securities. The indenture also does not protect holders in the event of a highly leveraged transaction, except to the extent described under " -- Fundamental Change Requires Purchase of New Notes by Us at the Option of the Holder," " -- Consolidation, Merger and Sale of Assets" and " -- Conversion Rights -- Conversion Upon Specified Corporate Transactions."

            LIMITATIONS ON LIENS. So long as any of the new notes are outstanding, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any such mortgage, pledge, security interest or other lien upon, any capital stock or other equity interests owned by us of any Significant Subsidiary to secure any Indebtedness, without making effective provision whereby the outstanding new notes are equally and ratably secured. This restriction shall not apply to:

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-     any mortgage, pledge, security interest, lien or encumbrance upon the capital stock of Texas Genco to secure obligations under our current credit facility or any extension, renewal, refunding, amendment or replacement thereof,

- any mortgage, pledge, security interest, lien or encumbrance upon the capital stock or other equity interests of CenterPoint Energy Transition Bond Company, LLC or any other special purpose subsidiary created on or after May 13, 2003 by us in connection with the issuance of securitization bonds for the economic value of generation-related regulatory assets and stranded costs,

- any mortgage, pledge, security interest, lien or encumbrance upon any capital stock or other equity interests in an entity which was not affiliated with us prior to one year before the grant of such mortgage, pledge, security interest, lien or encumbrance (or the capital stock or other equity interests of a holding company formed to acquire or hold such capital stock or other equity interests) created at the time of our acquisition of the capital stock or other equity interests or within one year after such time to secure all or a portion of the purchase price for such capital stock or other equity interests; provided that the principal amount of any Indebtedness secured by such mortgage, pledge, security interest, lien or encumbrance does not exceed 100% of such purchase price and the fees, expenses and costs incurred in connection with such acquisition and acquisition financing,

- any mortgage, pledge, security interest, lien or encumbrance existing upon capital stock or other equity interests in an entity which was not affiliated with us prior to one year before the grant of such mortgage, pledge, security interest, lien or encumbrance at the time of our acquisition of such capital stock or other equity interests (whether or not the obligations secured thereby are assumed by us or such subsidiary becomes a Significant Subsidiary); provided that (i) such mortgage, pledge, security interest, lien or encumbrance existed at the time such entity became a Significant Subsidiary and was not created in anticipation of the acquisition and (ii) any such mortgage, pledge, security interest, lien or encumbrance does not by its terms secure any Indebtedness other than Indebtedness existing or committed immediately prior to the time such entity becomes a Significant Subsidiary,

- liens for taxes, assessments or governmental charges or levies to the extent not past due or which are being contested in good faith by appropriate proceedings diligently conducted and for which we have provided adequate reserves for the payment thereof in accordance with generally accepted accounting principles,

- pledges or deposits in the ordinary course of business to secure obligations under workers' compensation laws or similar legislation,

- materialmen's, mechanics', carriers', workers' and repairmen's liens imposed by law and other similar liens arising in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted,

- attachment, judgment or other similar liens, which have not been effectively stayed, arising in connection with court proceedings; provided that such liens, in the aggregate, shall not secure judgments which exceed $50,000,000 aggregate principal amount at any one time outstanding; provided further that the execution or enforcement of each such lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within such 30 day period) and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted,

- other liens not otherwise referred to in the above bullets, provided that the Indebtedness secured by such liens in the aggregate, shall not exceed 1% of our consolidated gross assets appearing in our most recent audited consolidated financial statements at any one time outstanding,

- any mortgage, pledge, security interest, lien or encumbrance on the capital stock or other equity interests of any subsidiary that was otherwise permitted under this covenant if such subsidiary subsequently becomes a Significant Subsidiary, or

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-     any extension, renewal or refunding of Indebtedness secured by any mortgage, pledge, security interest, lien or encumbrance described in the above bullets; provided that the principal amount of any such Indebtedness is not increased by an amount greater than the fees, expenses and costs incurred in connection with such extension, renewal or refunding.

DEFINED TERMS

            An "affiliate" of, or a person "affiliated" with, a specific person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

            The term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

            "Indebtedness," as applied to any person, means bonds, debentures, notes and other instruments or arrangements representing obligations created or assumed by such person, in respect of:

- obligations for money borrowed, other than unamortized debt discount or premium,

- obligations evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind,

-     obligations as lessee under a capital lease, and

- amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations listed in the three immediately preceding bullet points.

All indebtedness of such type secured by a lien upon property owned by such person, although such person has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of such person. All indebtedness for borrowed money incurred by any other persons which is directly guaranteed as to payment of principal by such person will for all purposes of the indenture be deemed to be indebtedness of such person, but no other contingent obligation of such person in respect of indebtedness incurred by any other persons will be deemed indebtedness of such person.

            "Significant Subsidiary" means CERC, CenterPoint Houston and Texas Genco, and any other subsidiary which, at the time of the creation of a pledge, mortgage, security interest or other lien upon any capital stock or other equity interests of such subsidiary, has consolidated gross assets (having regard to our beneficial interest in the shares, or the like, of that subsidiary) that represent at least 25% of our consolidated gross assets appearing in our most recent audited consolidated financial statements.

            A "subsidiary" of any entity means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock or comparable interest having ordinary voting power to elect a majority of the board of directors or comparable governing body of such corporation or entity (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership, joint venture or other entity or (iii) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such entity, by such entity and one or more of its other subsidiaries or by one or more of such entity's other subsidiaries.

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PAYMENT AND PAYING AGENT

            We will pay interest on the new notes to the persons in whose names the new notes are registered at the close of business on the applicable record date for each interest payment. However, we will pay the interest payable on the new notes at their stated maturity to the persons to whom we pay the principal amount of the new notes.

            We will pay principal, premium, if any, and interest on the new notes at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

- check mailed to the address of the person entitled to the payment as it appears in the security register, or

- by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We have designated the trustee as the sole paying agent for the new notes. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the new notes at all times.

            Any money deposited with the trustee or any paying agent or then held by us for the payment of principal, premium, if any, and interest on the new notes that remains unclaimed for two years after the date the payments became due, may be repaid to us. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustee and any paying agents will not be liable for those payments after we have been repaid.

EXCHANGE AND TRANSFER OF THE NEW NOTES

            We will issue the new notes in registered form, without coupons. We will only issue new notes in denominations of integral multiples of $1,000.

            Holders may present new notes for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the new notes if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of new notes. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. The trustee will serve as the security registrar for the new notes. At any time we may:

-     designate additional transfer agents,

-     rescind the designation of any transfer agent, or

-     approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the new notes at all times.

            In the event we elect to redeem the new notes, neither we nor the trustee will be required to register the transfer or exchange of new notes:

- during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the new notes and ending at the close of business on the day the notice is mailed, or

- if we have selected the new notes for redemption, in whole or in part, except for the unredeemed portion of the new notes.

BOOK-ENTRY SYSTEM

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            We will issue the new notes in the form of global securities. The global securities will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Except under circumstances described below, the new notes will not be issued in definitive form.

            Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

            So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have new notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of new notes in definitive form and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on new notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the trustee, any paying agent or the security registrar for the new notes will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

            We expect that DTC or its nominee, upon receipt of any payment of principal or interest will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

            Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

            Unless and until they are exchanged in whole or in part for new notes in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

            If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue new notes in definitive form in exchange for the global securities relating to the new notes. In addition, we may at any time and in our sole discretion determine not to have the new notes or portions of the new notes represented by one or more global securities and, in that event, will issue individual new notes in exchange for the global security or securities representing the new notes. Further, if we so specify with respect to any new notes, an owner of a beneficial interest in a global security representing the new notes may, on terms acceptable to us and the depositary for the global security, receive individual new notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of new notes represented by the global security equal in principal amount to the beneficial interest, and to have the new notes registered in its name. New notes so issued in definitive form will be issued as registered new notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

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GOVERNING LAW

            New York law will govern the indenture and the new notes.

THE TRUSTEE

            JPMorgan Chase Bank, National Association (formerly JPMorgan Chase
Bank) will be the trustee, security registrar, paying agent and conversion agent under the indenture for the new notes. As of January 31, 2005, the trustee served as trustee for $2.3 billion aggregate principal amount of our outstanding debt securities and $1.2 billion aggregate principal amount of outstanding pollution control bonds issued on our behalf. In addition, the trustee serves as trustee for debt securities of some of our subsidiaries. The trustee and its affiliates are also parties to credit agreements under which we and our affiliates have bank lines of credit. We and our affiliates also maintain depository and other banking, investment banking and investment management relationships with the trustee and its affiliates. The trustee also serves as rights agent under our shareholder rights plan.

NOTICES

            Except as otherwise described herein, notice to holders of the new notes will be given by mail to the addresses as they appear in the security register.

LISTING

            Although the new notes are expected to be eligible for trading in PORTAL, the Private Offering, Resale and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., we do not intend to list the new notes on any national securities exchange or automatic quotation system.

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                          DESCRIPTION OF CAPITAL STOCK

            The following descriptions are summaries of material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our amended and restated articles of incorporation and amended and restated bylaws, each as amended to date, copies of which we have previously filed with the SEC, and by the provisions of applicable law. Our authorized capital stock consists of:

- 1,000,000,000 shares of common stock, par value $0.01 per share, of which 308,438,565 shares are outstanding as of January 31, 2005 and

- 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of January 31, 2005.

            A series of our preferred stock, designated Series A Preferred Stock, has been reserved for issuance upon exercise of the preferred stock purchase rights attached to each share of our common stock pursuant to the shareholder's rights plan discussed below.

COMMON STOCK

            VOTING RIGHTS. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. There are no cumulative voting rights. Subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, the holders of our common stock possess exclusive full voting power for the election of directors and for all other purposes.

            DIVIDENDS. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.

            LIQUIDATION RIGHTS. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock, which may include the right to participate further with the holders of our common stock in the distribution of any of our remaining assets.

            PREEMPTIVE RIGHTS. Holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights.

            TRANSFER AGENT AND REGISTRAR. Our shareholder services division serves as transfer agent and registrar for our common stock.

            OTHER PROVISIONS. There are no redemption or sinking fund provisions applicable to our common stock. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our articles of incorporation and bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of our common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

PREFERRED STOCK

            Our board of directors may cause us to issue preferred stock from time to time in one or more series and may fix the number of shares and the terms of each series without the approval of our shareholders. Our board of directors may determine the terms of each series, including:

-     the designation of the series,

-     dividend rates and payment dates,

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-     redemption rights,

-     liquidation rights,

-     sinking fund provisions,

-     conversion rights,

-     voting rights, and

-     any other terms.

            The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders.

            For purposes of the rights plan described below, our board of directors has designated a series of preferred stock to constitute the Series A Preferred Stock. For a description of the rights plan, see " -- Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions" and " -- Shareholder Rights Plan."

ANTI-TAKEOVER EFFECTS OF TEXAS LAWS AND OUR CHARTER AND BYLAW PROVISIONS

            Some provisions of Texas law and our articles of incorporation and bylaws could make the following more difficult:

-     acquisition of us by means of a tender offer,

-     acquisition of control of us by means of a proxy contest or otherwise, or

-     removal of our incumbent officers and directors.

            These provisions, as well as our shareholder rights plan, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

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CHARTER AND BYLAW PROVISIONS

            ELECTION AND REMOVAL OF DIRECTORS. The exact number of members of our board of directors will be fixed from time to time by resolution of the board of directors. Our board of directors is divided into three classes, Class I, Class II and Class III. Each class is as nearly equal in number of directors as possible. The terms of office of the directors of Class I expire at the annual meeting of shareholders in 2006, of Class II expire at the annual meeting of shareholders in 2007 and of Class III expire at the annual meeting of shareholders in 2005. At each annual meeting, the shareholders elect the number of directors equal to the number in the class whose term expires at the meeting to hold office until the third succeeding annual meeting. This system of electing and removing directors may discourage a third party from making a tender offer for or otherwise attempting to obtain control of us, because it generally makes it more difficult for shareholders to replace a majority of the directors. In addition, no director may be removed except for cause, and, subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, directors may be removed for cause only by the holders of a majority of the shares of capital stock entitled to vote at an election of directors. Subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, any vacancy occurring on the board of directors and any newly created directorship may be filled by a majority of the remaining directors in office or by election by the shareholders.

            SHAREHOLDER MEETINGS. Our articles of incorporation and bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our chief executive officer, the president, the secretary, a majority of our board of directors or the holders of at least 50% of the shares outstanding and entitled to vote.

            MODIFICATION OF ARTICLES OF INCORPORATION. In general, amendments to our articles of incorporation which are recommended by the board of directors require the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described above under " -- Election and Removal of Directors" and " -- Shareholder Meetings" may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described below under " -- Modification of Bylaws" may be amended only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors.

            MODIFICATION OF BYLAWS. Our board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. The shareholders also have the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

            OTHER LIMITATIONS ON SHAREHOLDER ACTIONS. Our bylaws also impose some procedural requirements on shareholders who wish to:

-     make nominations in the election of directors,

-     propose that a director be removed,

-     propose any repeal or change in the bylaws, or

- propose any other business to be brought before an annual or special meeting of shareholders.

            Under these procedural requirements, a shareholder must deliver timely notice to the corporate secretary of the nomination or proposal along with evidence of:

-     the shareholder's status as a shareholder,

-     the number of shares beneficially owned by the shareholder,

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-     a list of the persons with whom the shareholder is acting in concert, and

-     the number of shares such persons beneficially own.

            To be timely, a shareholder must deliver notice:

- in connection with an annual meeting of shareholders, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year's annual meeting of shareholders was held; provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date on which the immediately preceding year's annual meeting of shareholders was held, not less than 180 days prior to such annual meeting and not later than the last to occur of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of such meeting, or

- in connection with a special meeting of shareholders, not less than 40 nor more than 60 days prior to the date of the special meeting.

            In order to submit a nomination for the board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder's nominee or proposal will be ineligible and will not be voted on by our shareholders.

            LIMITATION ON LIABILITY OF DIRECTORS. Our articles of incorporation provide that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by law as in effect from time to time. Currently, Texas law requires that liability be imposed for the following:

-     any breach of the director's duty of loyalty to us or our shareholders,

- any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law,

- a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of a director's office, and

- an act or omission for which the liability of a director is expressly provided for by statute.

Our bylaws provide that we will indemnify our officers and directors and advance expenses to them in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act ("TBCA"). The bylaws authorize our board of directors to indemnify and advance expenses to people other than our officers and directors in certain circumstances.

TEXAS ANTI-TAKEOVER LAW

            We are subject to Article 13.03 of the TBCA. That section prohibits Texas corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder's acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of any class or series of stock entitled to vote generally in the election of directors. Article 13.03 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board. This may deprive the shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

SHAREHOLDER RIGHTS PLAN

            Each share of our common stock includes one right to purchase from us a unit consisting of one one-thousandth of a share of our Series A Preferred Stock at a purchase price of $42.50 per unit, subject to adjustment. The rights are issued pursuant the Rights Agreement dated as of January 1, 2002 between us and JPMorgan Chase Bank, National Association (formerly JPMorgan Chase Bank) (the "Rights Agreement"). We have summarized selected portions of the Rights Agreement and the rights below. This summary is qualified by reference to the Rights Agreement, a copy of which we have previously filed with the SEC.

            DETACHMENT OF RIGHTS; EXERCISABILITY. The rights will attach to all certificates representing our common stock issued prior to the "release date." That date will occur, except in some cases, on the earlier of:

- ten days following a public announcement that a person or group of affiliated or associated persons, whom we refer to collectively as an "acquiring person," has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock, or

- ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person.

Our board of directors may defer the release date in some circumstances. Also, some inadvertent acquisitions of our common stock will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

            Until the release date:

-     common stock certificates will evidence the rights,

-     the rights will be transferable only with those certificates,

- new common stock certificates will contain a notation incorporating the Rights Agreement by reference, and

- the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

            The rights are not exercisable until the release date and will expire at the close of business on December 31, 2011, unless we redeem or exchange them at an earlier date as described below.

            As soon as practicable after the release date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on the release date. From that date on, only separate rights certificates will represent the rights. We will also issue rights with all shares of common stock issued prior to the release date. We will also issue rights with shares of common stock issued after the release date in connection with some employee benefit plans or upon conversion of some securities, including the notes offered by this prospectus. Except as otherwise determined by our board of directors, we will not issue rights with any other shares of common stock issued after the release date.

            FLIP-IN EVENT. A flip-in event will occur under the Rights Agreement when a person becomes an acquiring person other than pursuant to a "permitted offer." The Rights Agreement defines "permitted offer" as a tender or exchange offer for all outstanding shares of our common stock at a price and on terms that a majority of the independent directors of our board of directors determines to be fair to and otherwise in the best interests of us and the best interest of our shareholders.

            If a flip-in event occurs, each right, other than any right that has become null and void as described below, will become exercisable to receive (in lieu of the shares of Series A Preferred Stock otherwise purchasable) the number of shares of common stock, or in certain circumstances, cash, property or other securities, which has a "current market price" equal to two times the exercise price of the right. Please refer to the Rights Agreement for the definition of "current market price."

            FLIP-OVER EVENT. A "flip-over event" will occur under the Rights Agreement when, at any time from and after the time a person becomes an acquiring person:

- we are acquired or we acquire any person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer, or

- 50% or more of our assets, cash flow or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, except rights that are voided as described below, will thereafter have the right to receive, on exercise of the right, a number of shares of common stock of the acquiring company that has a current market price equal to two times the exercise price of the right.

            When a flip-in event or a flip-over event occurs, all rights that then are, or under the circumstances the Rights Agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the Rights Agreement specifies.

            SERIES A PREFERRED STOCK. After the release date, each right will entitle the holder to purchase a one one-thousandth share of our Series A Preferred Stock, which fraction will be essentially the economic equivalent of one share of common stock.

            ANTI-DILUTION. The number of outstanding rights associated with a share of common stock, the number of fractional shares of Series A Preferred Stock issuable upon exercise of a right and the exercise price of the right are subject to adjustment in the event of certain stock dividends on, or a subdivision, combination or reclassification of, our common stock occurring prior to the release date. The exercise price of the rights and the number of fractional shares of Series A Preferred Stock or other securities or property issuable on exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Series A Preferred Stock.

            With some exceptions, we will not be required to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. The Rights Agreement also will not require us to issue fractional shares of Series A Preferred Stock that are not integral multiples of the specified fractional share and, in lieu thereof, we will make a cash adjustment based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, we reserve the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that it will issue only whole shares of Series A Preferred Stock.

            REDEMPTION OF RIGHTS. At any time until the time a person becomes an acquiring person, we may redeem the rights in whole, but not in part at a price of $.005 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.005 redemption price.

            EXCHANGE OF RIGHTS. At any time after the occurrence of a flip-in event, and prior to a person's becoming the beneficial owner of 50% or more of our outstanding common stock or the occurrence of a flip-over event, we may exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void, in whole or in part), at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

            SUBSTITUTION. If we have an insufficient number of authorized but unissued shares of common stock available to permit an exercise or exchange of rights upon the occurrence of a flip-in event, we may substitute certain other types of property for common stock so long as the total value received by the holder of the rights is equivalent to the value of the common stock that the shareholder would otherwise have received. We may substitute cash, property, equity securities or debt, reduce the exercise price of the rights or use any combination of the foregoing.

            NO RIGHTS AS A SHAREHOLDER. Until a right is exercised, a holder of rights will have no rights to vote or receive dividends or any other rights as a holder of our preferred or common stock.

            AMENDMENT OF TERMS OF RIGHTS. Our board of directors may amend any of the provisions of the Rights Agreement, other than the redemption price, at any time prior to the time a person becomes an acquiring person. Thereafter, the board of directors may only amend the Rights Agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the rights, excluding the interests of any acquiring person.

            RIGHTS AGENT. JPMorgan Chase Bank, National Association (formerly JPMorgan Chase Bank) will serve as rights agent with regard to the rights.

            ANTI-TAKEOVER EFFECTS. The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our shareholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by the board of directors.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

            The following is a discussion of the material United States federal income tax considerations relating to the exchange offer and the ownership and disposition of the new notes. This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), final and temporary Treasury regulations, rulings and judicial decisions now in effect, all of which are subject to change possibly with retroactive effect or differing interpretations. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the conclusions reached in the following discussion, and there can be no assurance that the IRS will not challenge one or more of the conclusions described herein. In such event, the United States federal income tax consequences of the exchange offer and the ownership and disposition of the new notes could differ from those described in this discussion. Except where noted, this discussion deals only with old notes and new notes held as capital assets by U.S. holders (as defined below) who own old notes and acquire new notes pursuant to the exchange offer.

            This discussion does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, certain former citizens or former long-term residents of the United States, tax-exempt entities, persons holding old notes or new notes in a tax-deferred or tax-advantaged account or persons holding old notes or new notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes.

            We do not address all of the tax consequences that may be relevant to an investor in old notes or new notes. In particular, we do not address:

- the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of old notes or new notes,

- the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of old notes or new notes,

- the United States federal income tax consequences to U.S. holders whose functional currency is not the United States dollar, or

- any state, local or foreign tax consequences of the purchase, ownership or disposition of old notes or new notes.

            Persons considering the exchange offer should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of old notes or new notes arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

            For purposes of the discussion that follows, a U.S. holder is a beneficial owner of old notes or new notes that for U.S. federal income tax purposes is:

-     an individual citizen or resident of the United States,

- a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, or any political subdivision thereof,

- an estate if its income is subject to United States federal income taxation regardless of its source, or

- a trust (1) that is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

            A non-U.S. holder is a beneficial owner of old notes or new notes that is neither a U.S. holder nor a partnership.

            If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of old notes or new notes, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of old notes or new notes that is a partnership and partners in such partnership should consult their individual tax advisors about the United States federal income tax consequences of holding and disposing of old notes or new notes.

EXCHANGE OF OLD NOTES FOR NEW NOTES

CHARACTERIZATION OF THE EXCHANGE

Under current Treasury regulations, the exchange of old notes for new notes pursuant to the exchange offer will be treated as an exchange for United States federal income tax purposes (a "Tax Exchange") only if, based on all of the facts and circumstances, the legal rights and obligations under the new notes differ from those under the old notes to a degree that is economically significant. Although there is no authority directly on point interpreting these regulations, our counsel is of the opinion that the exchange should not result in a Tax Exchange. Accordingly, we intend to take the position that the exchange will not constitute a Tax Exchange. That position, however, is subject to uncertainty and could be challenged by the IRS.

TREATMENT IF NO TAX EXCHANGE

            If the legal rights and obligations under the new notes do not differ from those under the old notes to an economically significant degree, the exchange will not be treated as a Tax Exchange and the new notes will be treated as a continuation of the old notes. In that case, apart from the receipt of the exchange fee (discussed below), there will be no United States federal income tax consequences to a holder who exchanges old notes for new notes pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange. We intend to treat payment of the exchange fee as consideration to holders for participating in the exchange offer and we will report such payments to holders and to the IRS for information reporting purposes in accordance with such treatment. Under that treatment, such payment generally would result in ordinary income to holders participating in the exchange offer.

POSSIBLE ALTERNATIVE TAX CHARACTERIZATION OF THE EXCHANGE

            We cannot assure you that the IRS will agree that the exchange does not constitute a Tax Exchange. If the exchange did constitute a Tax Exchange, the United States federal income tax consequences of the exchange would depend on whether or not the exchange was treated as a tax-free reorganization. If the exchange were so treated, a holder of old notes would not recognize any loss on the exchange and would recognize gain on the exchange only to the extent of the exchange fee. If the exchange constituted a Tax Exchange but was not treated as a tax-free reorganization, the exchange would be a fully taxable transaction, and an exchanging holder would be required to recognize any gain (taxable as ordinary income) or any loss in an amount equal to the difference between the amount realized on the exchange and the holder's adjusted basis in the old notes surrendered. Under certain circumstances, all or part of any loss on such exchange may be a capital loss. For these purposes, such holder's amount realized generally would equal the fair market value of the new notes received plus the exchange fee.

CLASSIFICATION AND TREATMENT OF THE NEW NOTES

TREATMENT IF NO TAX EXCHANGE

            If the exchange of the old notes for new notes does not constitute a Tax Exchange, then, apart from the treatment of the exchange fee, the material United States federal income tax consequences to holders of the new notes will be as described in the registration statement relating to the old notes. As such, holders of the new notes will continue to be subject to the contingent payment debt instrument regulations ("CPDI Regulations"). Among other things, pursuant to those regulations, a holder of the new notes is required to accrue interest income on the new notes, in the amounts described in the registration statement relating to the old notes, regardless of whether the holder uses the cash or accrual method of tax accounting. Pursuant to the terms of the indenture relating to the new notes, holders will be deemed to have agreed to treat the new notes as debt subject to the CPDI Regulations, and to continue to accrue interest on the new notes in the same manner and amounts as on the old notes.

TREATMENT IF TAX EXCHANGE

            If the exchange does constitute a Tax Exchange, we would need to determine a new comparable yield and projected payment schedule for the new notes. Holders would remain subject to the requirements of the CPDI Regulations, including, among other things, the requirement that holders accrue interest for United States federal income tax purposes based on the new comparable yield, and holders may be required to accrue interest income at a significantly different rate and on a significantly different schedule than is applicable to the old notes. For purposes of the CPDI Regulations, the issue price of the new notes generally would be equal to their fair market value at the time of the exchange and would be adjusted in subsequent periods in a manner consistent with the description contained in the registration statement relating to the old notes.

CONSTRUCTIVE DIVIDENDS

            If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the new notes, the conversion rate of the new notes is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the new notes. Generally, a holder's basis in a new note will be increased by the amount of any such deemed taxable dividend. Such treatment could also occur if and to the extent certain adjustments in the conversion rate (such as the adjustment to the conversion rate described in "Description of the New Notes -- Conversion Rights -- Adjustment to the Conversion Rate Upon Certain Fundamental Changes") increase the proportionate interest of a holder of the notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Certain holders may be subject to the United States information reporting and backup withholding rules as explained in the registration statement relating to the old notes. These rules may also apply to the payment of the exchange fee in connection with the exchange offer.

ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

TREATMENT IF NO TAX EXCHANGE

            If the exchange is not treated as a Tax Exchange, then, as discussed above, the new notes will be treated as a continuation of the old notes and, apart from the receipt of the exchange fee, there will be no United States federal income tax consequences to a holder who exchanges old notes for new notes pursuant to the exchange offer. In that case, a non-U.S. holder generally should have the same United States federal income tax consequences as would have arisen if it continued to hold the old notes, including the withholding tax and other consequences described in the registration statement relating to the old notes. The receipt of the exchange fee by non-U.S. holders participating in the exchange offer may be subject to United States federal withholding tax.

TREATMENT IF TAX EXCHANGE

            If the exchange is treated as a Tax Exchange, then any gain realized by a non-U.S. holder on the Tax Exchange will be eligible for exemption from United States federal income or withholding tax as described in the registration statement relating to the old notes. In addition, payments on the new notes made to a non-U.S. holder, including a payment in cash or common stock pursuant to a conversion, and any gain realized on a sale or exchange of the new notes, will generally be exempt from United States federal income or withholding tax, as described in the registration statement relating to the old notes. Constructive dividends made to non-U.S. holders, however, will generally be subject to United States federal withholding tax.

                                  LEGAL MATTERS

            The validity of the new notes and the common stock that may be issued upon conversion of the new notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

                                     EXPERTS

            The consolidated financial statements of CenterPoint Energy and its subsidiaries as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003 and the related financial statement schedules, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and include explanatory paragraphs relating to the distribution of Reliant Energy, Inc. (formerly named Reliant Resources, Inc.), the definitive agreement to sell Texas Genco, the change in method of accounting for goodwill and certain intangible assets and the recording of asset retirement obligations), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           [CENTERPOINT ENERGY LOGO]

                            CENTERPOINT ENERGY, INC.

                                OFFER TO EXCHANGE
     3.75% CONVERTIBLE SENIOR NOTES DUE 2023, SERIES B AND AN EXCHANGE FEE
                           FOR ALL OF OUR OUTSTANDING
                     3.75% CONVERTIBLE SENIOR NOTES DUE 2023

                  The exchange agent for the exchange offer is:

                    JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By mail, overnight, courier or hand:   For information:       By facsimile:
  JPMorgan Chase Bank, National         (800)275-2084        (214) 468-6494
           Association                                    Attention: Frank Ivins
   Institutional Trust Services
   2001 Bryan Street, 9th Floor
       Dallas, Texas 75201
        Attn: Frank Ivins

            Questions, requests for assistance and requests for additional copies of this prospectus and related letter of transmittal may be directed to the information agent at the phone numbers listed below. You may also contact the dealer manager at the telephone number set forth below or your custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

                The information agent for the exchange offer is:

                            MACKENZIE PARTNERS, INC.

                               105 Madison Avenue
                            New York, New York 10016
                      Phone: (212) 929-5500 (Call Collect)
                                       or
                              (800) 322-2885 (Toll
                                Free) Fax: (212)
                                    929-0308
                       Email: proxy@mackenziepartners.com

                  The dealer manager for the exchange offer is:

                         BANC OF AMERICA SECURITIES LLC

                       Equity-Linked Liability Management
                               9 West 57th Street
                               New York, NY 10019
                          (212) 933-2200(call collect)
                                       or
                        (888) 583-8900 x 2200(toll free)

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Article 2.02.A.(16) and Article 2.02-1 of the Texas Business Corporation Act and Article V of the Amended and Restated Bylaws of CenterPoint Energy, Inc., a Texas corporation ("CenterPoint"), provide CenterPoint with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, CenterPoint has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

            Additionally, Article IX of CenterPoint's Amended and Restated Articles of Incorporation provides that a director of CenterPoint is not liable to CenterPoint or its shareholders for monetary damages for any act or omission in the director's capacity as director, except that Article IX does not eliminate or limit the liability of a director for (i) any breach of such director's duty of loyalty to CenterPoint or its shareholders, (ii) any act or omission not in good faith that constitutes a breach of duty of such director to CenterPoint or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

            Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of CenterPoint existing at the time of the repeal or modification.

            See "Item 22. Undertakings" for a description of Securities and Exchange Commission's, or the SEC's, position regarding such indemnification provisions.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

            (a)   Exhibits

                                INDEX TO EXHIBITS

                                                                REPORT OR                   SEC FILE OR
EXHIBIT                                                       REGISTRATION                  REGISTRATION     EXHIBIT
NUMBER               DOCUMENT DESCRIPTION                       STATEMENT                     STATEMENT     REFERENCE
-------      -----------------------------------  --------------------------------------    ------------    ---------
   1.1       Dealer Manager Agreement, dated as   To be filed by amendment
             of               , 2005, between
             CenterPoint Energy, Inc. and Banc
             of America Securities LLC

   3.1       Amended and Restated Articles of     Registration Statement on Form S-4      333-69502            3.1
             Incorporation of CenterPoint         of CenterPoint Energy, Inc.
             Energy, Inc.

 3.1.1       Articles of Amendment to the         Form 10-K of CenterPoint Energy,          1-31447          3.1.1
             Amended and Restated Articles of     Inc. for the year ended December 31,
             Incorporation of CenterPoint         2001
             Energy, Inc.

   3.2       Amended and Restated Bylaws of       Form 10-K of CenterPoint Energy,          1-31447            3.2
             CenterPoint Energy, Inc.             Inc. for the year ended December 31,
                                                  2001

 3.3         Statement of Resolution              Form 10-K of CenterPoint Energy,          1-31447          3.3
             Establishing Series of Shares        Inc. for the year ended December 31,
             Designated Series A Preferred        2001
             Stock and Form of Rights
             Certificate

 4.1         Rights Agreement dated as of         Form 10-K of CenterPoint Energy,          1-31447          4.2
             January 1, 2002 between              Inc. for the year ended December 31,
             CenterPoint Energy, Inc. and         2001
             JPMorgan Chase Bank, as Rights
             Agent

 4.2         Form of CenterPoint Energy, Inc.     Registration Statement on Form S-4      333-69502          4.1
             Stock Certificate                    of CenterPoint Energy, Inc.

 4.3         Indenture, dated as of May 19,       Current Report on Form 8-K of             1-31447          4.1
             2003, between CenterPoint Energy,    CenterPoint Energy, Inc. filed June
             Inc. and JPMorgan Chase Bank as      3, 2003
             trustee (the "Trustee")

 4.4         Supplemental Indenture No. 1,        Current Report on Form 8-K of             1-31447          4.2
             dated as of May 19, 2003, between    CenterPoint Energy, Inc. filed June
             CenterPoint Energy, Inc. and the     3, 2003
             Trustee, with respect to
             $575,000,000 aggregate principal
             amount of 3.75% Convertible Senior
             Notes due 2023 (including the form
             of Note)

 4.5         Form of Supplemental Indenture No.   To be filed by amendment
             6 with respect to $575,000,000
             aggregate principal amount of
             3.75% Convertible Senior Notes,
             Series B due 2023 (including the
             form of Note)

 5.1         Opinion of Baker Botts L.L.P. as     To be filed by amendment
             to the legality of the securities

 8.1         Opinion of Baker Botts L.L.P. as     To be filed by amendment
             to certain U.S. federal income tax
             matters

12.1         Statement Regarding Computation      Registration Statement on Form S-3        333-116246      12.1
             of Ratios of Earnings to Fixed       of CenterPoint Energy, Inc.
             Charges

21.1         Subsidiaries                         To be filed by amendment

23.1         Consent of Deloitte & Touche LLP

23.2         Consent of Baker Botts L.L.P.        To be filed by amendment
             (contained in Exhibit 5.1 and
             Exhibit 8.1)

24.1         Power of Attorney (included on the
             signature page hereto)

25.1         Statement of Eligibility of Trustee  To be filed by amendment

99.1         Form of Letter of Transmittal        To be filed by amendment

99.2         Form of Notice of Guaranteed         To be filed by amendment
             Delivery

99.3         Form of Letter to Depository         To be filed by amendment
             Trust Company Participants

99.4         Form of Letter to Clients            To be filed by amendment

--------------------------------------

      (b)   Financial Statement Schedules

      Not applicable.

ITEM 22.          UNDERTAKINGS.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on March 7, 2005.

                                   CENTERPOINT ENERGY, INC.

                                   By:  /s/ David M. McClanahan
                                        -------------------------------------
                                        David M. McClanahan
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. McClanahan, Gary L. Whitlock and Rufus S. Scott, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, (i) any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and (ii) any Registration Statement of the type contemplated by Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 7, 2005.

        SIGNATURE                            TITLE
        ---------                            -----
/s/ David M. McClanahan              President, Chief Executive Officer
---------------------------            and Director
      David M. McClanahan            (Principal Executive Officer)

/s/ Gary L. Whitlock                 Executive Vice President and Chief
---------------------------            Financial Officer
      Gary L. Whitlock               (Principal Financial Officer)

/s/ James S. Brian                   Senior Vice President and Chief
---------------------------            Accounting Officer
      James S. Brian                 (Principal Accounting Officer)

/s/ Milton Carroll                   Director
---------------------------
      Milton Carroll

/s/ Derrill Cody                     Director
---------------------------
      Derrill Cody

/s/ John T. Cater                    Director
---------------------------
      John T. Cater

/s/ O. Holcombe Crosswell            Director
---------------------------
      O. Holcombe Crosswell

/s/ Thomas F. Madison                Director
----------------------
      Thomas F. Madison

/s/ Robert T. O'Connell              Director
---------------------------
      Robert T. O'Connell

/s/ Michael E. Shannon               Director
---------------------------
      Michael E. Shannon

                                                            INDEX TO EXHIBITS

                                                              REPORT OR                     SEC FILE OR
EXHIBIT                                                     REGISTRATION                    REGISTRATION        EXHIBIT
NUMBER               DOCUMENT DESCRIPTION                     STATEMENT                       STATEMENT        REFERENCE
------         ----------------------------------   ----------------------------------     -------------       ---------
   1.1         Dealer Manager Agreement, dated as   To be filed by amendment
               of                 , 2005, between
               CenterPoint Energy, Inc. and Banc
               of America Securities LLC

   3.1         Amended and Restated Articles of     Registration Statement on Form S-4     333-69502            3.1
               Incorporation of CenterPoint         of CenterPoint Energy, Inc.
               Energy, Inc.

 3.1.1         Articles of Amendment to the         Form 10-K of CenterPoint Energy,         1-31447          3.1.1
               Amended and Restated Articles of     Inc. for the year ended December 31,
               Incorporation of CenterPoint         2001
               Energy, Inc.

   3.2         Amended and Restated Bylaws of       Form 10-K of CenterPoint Energy,         1-31447            3.2
               CenterPoint Energy, Inc.             Inc. for the year ended December 31,
                                                    2001

   3.3         Statement of Resolution              Form 10-K of CenterPoint Energy,         1-31447            3.3
               Establishing Series of Shares        Inc. for the year ended December 31,
               Designated Series A Preferred        2001
               Stock and Form of Rights
               Certificate

   4.1         Rights Agreement dated as of         Form 10-K of CenterPoint Energy,         1-31447            4.2
               January 1, 2002 between              Inc. for the year ended December 31,
               CenterPoint Energy, Inc. and         2001
               JPMorgan Chase Bank, as Rights
               Agent

   4.2         Form of CenterPoint Energy, Inc.     Registration Statement on Form S-4      333-69502           4.1
               Stock Certificate                    of CenterPoint Energy, Inc.

   4.3         Indenture, dated as of May 19,       Current Report on Form 8-K of            1-31447            4.1
               2003, between CenterPoint Energy,    CenterPoint Energy, Inc. filed June
               Inc. and JPMorgan Chase Bank as      3, 2003
               trustee (the "Trustee")

   4.4         Supplemental Indenture No. 1,        Current Report on Form 8-K of            1-31447            4.2
               dated as of May 19, 2003, between    CenterPoint Energy, Inc. filed June
               CenterPoint Energy, Inc. and the     3, 2003
               Trustee, with respect to
               $575,000,000 aggregate principal
               amount of 3.75% Convertible Senior
               Notes due 2023 (including the form
               of Note)

   4.5         Form of Supplemental Indenture No.   To be filed by amendment
               6 with respect to $575,000,000

               aggregate principal amount of
               3.75% Convertible Senior Notes,
               Series B due 2023 (including the
               form of Note)

 5.1           Opinion of Baker Botts L.L.P. as     To be filed by amendment
               to the legality of the securities

 8.1           Opinion of Baker Botts L.L.P. as     To be filed by amendment
               to certain U.S. federal income tax
               matters

12.1           Statement Regarding Computation      Registration Statement on Form S-3      333-116246         12.1
               of Ratios of Earnings to Fixed       of CenterPoint Energy, Inc.
               Charges

21.1           Subsidiaries                         To be filed by amendment

23.1           Consent of Deloitte & Touche LLP

23.2           Consent of Baker Botts L.L.P.        To be filed by amendment
               (contained in Exhibit 5.1 and
               Exhibit 8.1)

24.1           Power of Attorney (included on the
               signature page hereto)

25.1           Statement of Eligibility of          To be filed by amendment
               Trustee

99.1           Form of Letter of Transmittal        To be filed by amendment

99.2           Form of Notice of Guaranteed         To be filed by amendment
               Delivery

99.3           Form of Letter to Depository         To be filed by amendment
               Trust Company Participants

99.4           Form of Letter to Clients            To be filed by amendment

--------------------------